                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

         [X] Preliminary Proxy Statement
         [ ] Confidential, for Use of the Commission Only (as permitted by Rule
             14a-6(e)(2))
         [ ] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          LAMINATING TECHNOLOGIES, INC.
                        ---------------------------------
                (Name of Registrant as Specified in Its Charter)

                        ---------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]     No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

         (1) Title of each class of securities to which transaction applies: NOT APPLICABLE

         (2)      Aggregate number of securities to which transaction applies:
                  NOT APPLICABLE

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: NOT APPLICABLE

         (4)      Proposed maximum aggregate value of transaction:
                  $500,000.00

         (5)      Total fee paid:   $100.00

[ ]      Fee paid previously with preliminary materials:

[ ] Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid: _____________________________
         (2)      Form, Schedule or Registration Statement No.: _______________
         (3)      Filing Party: _____________________________
         (4)      Date Filed: ______________________________

                          LAMINATING TECHNOLOGIES, INC.
                              1160 Hightower Trail
                           Atlanta, Georgia 30350-2910

                                                                      May , 1999

                         SPECIAL MEETING OF STOCKHOLDERS
                           YOUR VOTE IS VERY IMPORTANT

         On behalf of the Board of Directors of Laminating Technologies, Inc., a Delaware corporation ("LTI" or the "Company"), I cordially invite you to attend a Special Meeting of the stockholders of LTI, to be held at ____ a.m. (Eastern
time) on      , June, 1999 at              . As previously announced, LTI has
entered into an agreement (the "Asset Purchase Agreement") to sell substantially all of its operating assets to Packaging Atlanta Corporation, a Georgia corporation ("PAC"). The terms of the proposed sale are described more fully in the enclosed Proxy Statement, and a copy of the Asset Purchase Agreement is attached as Annex A to the Proxy Statement.

         LTI entered into this Asset Purchase Agreement, and the Board of Directors is recommending that the Company's stockholders approve the proposed sale, because the Board is of the view that LTI will not be able to generate sufficient revenues and resulting gross profits to cover its fixed costs in order to continue its operations in the future. The Board believes that this reason, coupled with LTI's continued negative cash flow and the general decline of its financial condition, suggest that the interests of LTI stockholders would be better served if LTI pursues the sale of substantially all of its operating assets to PAC. The sale of substantially all of LTI's operating assets, if approved by the stockholders, will help LTI minimize its negative cash flow and allow it to focus its efforts on its search for a suitable merger candidate while it continues to exist as a public "shell" corporation. If approved by the stockholders, the sale will take place on a date mutually agreed upon by LTI and PAC, but in no event later than June 30, 1999, unless extended by the parties.

         LTI expects to use the sale proceeds and a portion of its cash to pay its outstanding liabilities and the costs, fees and expenses associated with the sale. The Company expects to use a portion of its remaining cash assets to cover administrative and other expenses during the period in which LTI searches for a suitable merger candidate. Consequently, LTI's stockholders will not receive any dividend or other form of payment or distribution as a result of the completion of the sale of the operating assets to PAC. The ownership of LTI's Common Stock by the stockholders will not be affected by the sale, and LTI will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934. LTI expects that its Common Stock will continue to trade on the OTC Bulletin Board. However, LTI will not have any control over whether, or to what extent, a trading market will exist following completion of the sale to PAC.

         If the proposed sale to PAC is not approved by LTI stockholders, the Company anticipates that its negative cash flow will continue indefinitely and that it will likely be unable to continue as a going concern. As such, if the proposed sale to PAC is not approved by LTI stockholders, the Company intends to continue its search for another purchaser of substantially all of its operating assets in the short term and a suitable merger candidate in the long term, or a similar transaction involving the merger of the Company with or into another entity.

         We cannot complete the sale to PAC without the approval of LTI's stockholders. We have therefore scheduled a Special Meeting of LTI's stockholders to consider and vote upon the proposed sale of LTI's operating assets to PAC. A majority of the issued and outstanding shares of LTI's Common Stock must vote in favor of the proposal for the sale to PAC to be completed.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED, AND RECOMMENDS THAT YOU VOTE "FOR," THE PROPOSED SALE OF SUBSTANTIALLY ALL OF LTI'S OPERATING ASSETS TO PAC. In arriving at its recommendation, the Board of Directors has given careful consideration to a number of factors which are described in the enclosed Proxy Statement, including an opinion of Marshall & Stevens Incorporated, the Company's financial advisor, that the consideration PAC will pay to LTI for the operating assets in the proposed transaction is fair to LTI from a financial point of view.

         Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Sending in your proxy will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend the Special Meeting. If you sign, date and mail your proxy card to us without indicating how you wish to vote on the proposed sale to PAC, your proxy will be counted as a vote in favor of the adoption of the Asset Purchase Agreement and approval of the proposed sale. If you fail to return your proxy card, the effect will be the same as a vote against the adoption of the Asset Purchase Agreement and against the approval of the proposed sale.

         The enclosed Proxy Statement provides you with detailed information about the proposed sale to PAC and LTI's plans following the completion of the sale. We encourage you to read the entire Proxy Statement, including the Annexes, and consider the information carefully prior to casting your vote.


         Michael E. Noonan
         Chairman of the Board, President
         and Chief Executive Officer

                          LAMINATING TECHNOLOGIES, INC.
                              1160 Hightower Trail
                           Atlanta, Georgia 30350-2910

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD             , JUNE, 1999

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of
LAMINATING TECHNOLOGIES, INC. ("LTI" or the "Company") will be held on      ,
June,  1999, at 11:00 a.m., Eastern time, at          , for the following
purposes:

         1. To consider and vote upon a proposal to approve the sale of substantially all of the operating assets of LTI to Packaging Atlanta Corporation, a Georgia corporation ("PAC"), as described in that certain Asset Purchase Agreement, dated as of April 26, 1999, by and between PAC and LTI and, in connection with such sale, to change the name of the Company to "LTI Holdings, Inc.," to become effective at the time of the completion of the sale of the operating assets to PAC.

         2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

         A copy of the Asset Purchase Agreement is attached as Annex A to the accompanying Proxy Statement.

         The Board of Directors of LTI has fixed the close of business on May 24, 1999 as the record date for the determination of LTI stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. The affirmative vote of a majority of the issued and outstanding shares of LTI Common Stock is required for the adoption of the Asset Purchase Agreement and approval of the sale of the operating assets to PAC.

         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE ASSET PURCHASE AGREEMENT AND APPROVAL OF THE SALE OF THE OPERATING ASSETS TO PAC.

         YOUR VOTE IS IMPORTANT. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(S) AS SOON AS POSSIBLE, EVEN IF YOU ARE CURRENTLY PLANNING TO ATTEND THE SPECIAL MEETING. NO POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE SPECIAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE AT THE SPECIAL MEETING. PROPERLY-EXECUTED PROXIES WILL BE VOTED IN THE MANNER YOU DIRECT. IF NO DIRECTION IS SPECIFIED, PROPERLY-EXECUTED PROXIES WILL BE VOTED "FOR" ADOPTION OF THE ASSET PURCHASE AGREEMENT AND APPROVAL OF THE SALE OF THE OPERATING ASSETS TO PAC.


                                   By Order of the Board of Directors
                                   Robert L. Dover, Secretary


Atlanta, Georgia
May, 1999

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----

Note Regarding Forward-Looking Statements .....................................................................
Introduction ..................................................................................................
Voting Securities of the Company ..............................................................................
         Record Date; Quorum; Vote Required ...................................................................
         Proxies; Revocation ..................................................................................
         Expenses of Solicitation .............................................................................
         No Appraisal Rights ..................................................................................
The Proposed Sale .............................................................................................
         Laminating Technologies, Inc. ........................................................................
         Packaging Atlanta Corporation ........................................................................
         Background of the Proposed Sale ......................................................................
         LTI's Reasons for the Proposed Sale; Recommendation of the Board of Directors ........................
         Use of Estimated Net Proceeds; Operation of LTI after the Proposed Sale ..............................
         Opinion of LTI's Financial Advisor ...................................................................
         Interests of Certain Persons in the Proposed Sale ....................................................
         Changes in Stockholder Rights after the Proposed Sale ................................................
         Accounting Treatment; Material Federal Income Tax Consequences .......................................
         Regulatory Approvals .................................................................................
         Expenses and Other Fees ..............................................................................
The Asset Purchase Agreement ..................................................................................
         Operating Assets Being Sold and Liabilities and Obligations Assumed ..................................
         Purchase Price; Earnest Money Deposit ................................................................
         Closing ..............................................................................................
         Conditions to Closing ................................................................................
         Representations and Warranties .......................................................................
         Covenants ............................................................................................
         Indemnification ......................................................................................
Security Ownership of Certain Beneficial Owners and Management ................................................
Selected Financial Data .......................................................................................
Pro Forma Financial Data ......................................................................................
Market for Common Equity and Related LTI Stockholder Matters ..................................................
         Holders ..............................................................................................
         Dividends ............................................................................................
         LTI Warrants .........................................................................................
         Escrow Shares ........................................................................................
Information Regarding the Company .............................................................................
Business ......................................................................................................
         Preliminary Note .....................................................................................
         Overview .............................................................................................
         Products .............................................................................................
         Operating Strategy ...................................................................................
         Strategy Following Completion of Proposed Sale .......................................................
         Industry Background ..................................................................................
         Product Background ...................................................................................
         LTI Processed ........................................................................................
         Product Development ..................................................................................
         Sales and Marketing ..................................................................................
         Manufacturing ........................................................................................


                                                                                                               Page
                                                                                                               ----

         Competition ..........................................................................................
         Patents and Proprietary Rights .......................................................................
         Suppliers ............................................................................................
         Government Regulation ................................................................................
         Employees ............................................................................................
Properties ....................................................................................................
Legal Proceedings .............................................................................................
Management's Discussion and Analysis of Financial Condition and Results of Operations .........................
         General ..............................................................................................
         Results of Operations ................................................................................
         Liquidity and Capital Resources ......................................................................
         Inflation ............................................................................................
         Year 2000 ............................................................................................
Independent Auditors ..........................................................................................
Other Business ................................................................................................
Stockholder Proposals .........................................................................................
Stockholder List ..............................................................................................
Index to Financial Statements .................................................................................
Annex A - Asset Purchase Agreement ............................................................................
Annex B - Opinion of Financial Advisor ........................................................................

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains or incorporates by reference statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's future financial condition, results of operations, cash flows, financing plans, business strategy, projected costs and capital expenditures, operations after the proposed sale of substantially all of the Company's operating assets and words such as "anticipate," "estimate," "expect," "project," "intend," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by the Company's management which, although believed by the Company's management to be reasonable, are inherently uncertain. Stockholders are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various considerations, including the considerations described in this Proxy Statement.

                          LAMINATING TECHNOLOGIES, INC.
                              1160 Hightower Trail
                           Atlanta, Georgia 30350-2910

     ----------------------------------------------------------------------
                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE  , 1999
     ----------------------------------------------------------------------

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Laminating Technologies, Inc. ("LTI" or the "Company") for use at the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on ,June , 1999, at 11:00 a.m., Eastern time, at , and at any adjournment or postponement thereof, for the purposes stated in the attached Notice of Special Meeting of Stockholders. This Proxy Statement, the Notice of Special Meeting of Stockholders and the accompanying form of Proxy are first being mailed to stockholders on or about May , 1999.

         The matters to be considered and voted upon at the Special Meeting will be:

         1. A proposal to approve the sale of substantially all of the operating assets of LTI to Packaging Atlanta Corporation, a Georgia corporation ("PAC"), as described in that certain Asset Purchase Agreement, dated as of April 26, 1999, by and between PAC and LTI and, in connection with such sale, to change the name of the Company to "LTI Holdings, Inc.," to become effective at the time of the completion of the sale of the operating assets to PAC.

         2. Such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

         A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement.

         The description of the proposal set forth above is intended only as a summary and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement.

                        VOTING SECURITIES OF THE COMPANY

RECORD DATE; QUORUM; VOTE REQUIRED

         The Board of Directors has fixed the close of business on May 24, 1999 as the record date for determining the LTI stockholders entitled to notice of, and to vote at, the Special Meeting or at any and all adjournments or postponements of the Special Meeting. Only holders of record of LTI common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on May 6, 1999, 3,185,100 shares of LTI common stock, $0.01 par value (the "Common Stock"), were issued and outstanding and were held by approximately 46 holders of record. The Common Stock constitutes the only outstanding class of voting securities of LTI. Each holder of record of shares of the Common Stock on the record date is entitled to one vote per share on each matter to be acted upon or which may come before the Special Meeting. Votes may be cast at the Special Meeting in person or by proxy.

         The presence at the Special Meeting, either in person or by proxy, of the holders of at least a majority of the issued and outstanding shares of the Common Stock entitled to vote is necessary to constitute a quorum to transact business at the Special Meeting. In the event that a quorum is not present at the Special Meeting, the meeting may be adjourned or postponed in order to solicit additional proxies.

         The adoption of the Asset Purchase Agreement and approval of the proposed sale of substantially all of the operating assets to PAC (referred to hereinafter as the "Proposed Sale"), will require the affirmative vote of holders of a majority of the issued and outstanding shares of the Common Stock. Abstentions and "broker non-votes" (that is, shares of the Common Stock which are not voted because the broker or other nominee lacks discretionary authority to vote such shares in the absence of instructions from the beneficial owners of the shares) with respect to any particular matter presented at the Special Meeting will be considered shares not present and entitled to vote with respect to that particular matter, although the shares may be considered present and entitled to vote for other purposes and will be counted for purposes of determining the presence of a quorum at the Special Meeting. Because approval of the Proposed Sale requires a vote based upon the total number of shares of Common Stock that are outstanding, any abstentions and broker non-voted shares will have the same effect as a vote against the Proposed Sale. Accordingly, the Board of Directors urges each LTI stockholder to vote and urges LTI stockholders whose shares of Common Stock are held in the name of their broker, bank or nominee to instruct such person to vote their LTI shares. Your bank, broker or nominee will not be able to vote your shares of LTI Common Stock without your instructions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE ASSET PURCHASE AGREEMENT AND APPROVAL OF THE SALE OF THE OPERATING ASSETS TO PAC. In arriving at its recommendation, the Board of Directors has given careful consideration to a number of factors which are described in greater detail herein, including an opinion of Marshall & Stevens Incorporated, the Company's financial advisor, that the consideration PAC will pay to LTI for the operating assets in the Proposed Sale is fair to LTI from a financial point of view. A copy of Marshall & Stevens Incorporated's opinion is attached as Annex B to this Proxy Statement.

PROXIES; REVOCATION

         Shares of LTI's Common Stock represented by properly-executed proxies which have been received in time for the Special Meeting will be voted in the manner specified on such proxies. Proxies which are properly executed and delivered but which do not contain voting instructions will be voted "FOR" approval of the Proposed Sale. It is not expected that any matters other than those contemplated in this Proxy Statement will be brought before the Special Meeting; however, if other matters are properly presented, the persons named in the enclosed form of proxy will have the authority to vote in accordance with their judgment on any other such matter, including, without limitation, any proposal to adjourn or postpone the Special Meeting or otherwise concerning the conduct of the Special Meeting.

         Proxy cards for use in connection with the Special Meeting accompany this Proxy Statement. The grant of a proxy on the enclosed proxy card does not preclude an LTI stockholder from voting in person at the Special Meeting or revoking a proxy. A stockholder may revoke a proxy at any time before it is exercised by:

         -- delivering, prior to the Special Meeting, to the Secretary of LTI, a written notice of revocation bearing a later date than the date of the proxy;

         -- delivering, prior to the Special Meeting, to the Secretary of LTI a duly executed proxy relating to the same shares of Common Stock bearing a later date than the revoked proxy; or

         -- attending the Special Meeting and electing to vote in person. Attendance at the Special Meeting will not, by itself, revoke a proxy.

         If you choose either of the first two methods to revoke your proxy, you must submit your notice of revocation or your new proxy card to the Secretary of LTI at the address as follows:

                           LAMINATING TECHNOLOGIES, INC.
                           1160 Hightower Trail
                           Atlanta, Georgia 30350-2910
                           Attention: Robert L. Dover, Secretary

EXPENSES OF SOLICITATION

         LTI will bear the cost of the solicitation of proxies in connection with the Special Meeting. Arrangements will also be made by LTI with banks, brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and LTI will reimburse such banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of these proxy solicitation materials. In addition to solicitation by mail, directors, officers and employees of LTI may solicit proxies from LTI stockholders personally or by telephone, telecopy or telegram or other forms of communication. Such directors, officers and employees will not receive additional compensation for such solicitation but may be reimbursed for their out-of-pocket expenses in connection therewith.

         In addition, LTI has retained Georgeson & Company Inc. to assist LTI in the solicitation of proxies from LTI stockholders in connection with the Special Meeting. Georgeson & Company Inc. will receive a fee of $7,500.00 as compensation for its services and a fee of $6.00 per non-objecting beneficial owner and holder of unvoted shares, and will be reimbursed for its out-of-pocket expenses in connection with its services.

NO APPRAISAL RIGHTS

         Under the laws of the State of Delaware, LTI's stockholders who object to the Proposed Sale will not be entitled to appraisal rights.

                                THE PROPOSED SALE

LAMINATING TECHNOLOGIES, INC.

         New Cooler Corp. was incorporated in Georgia, in March 1993, and subsequently changed its name to Laminating Technologies, Inc. In April 1996, that company was merged into Laminating Merger Corporation, a Delaware corporation, which changed its name to Laminating Technologies, Inc.

         LTI is a development stage company which has been organized to research, develop, design and market value-added packaging and specialty display products which are manufactured using LTI's proprietary processing method, known as LTI Processed(R). LTI Processed(R) is a patented process to laminate polyester film onto single thickness paper (linerboard), to corrugate the laminated paper and film, and to pre-print or post-print using multiple colors. The result is a packaging material that will not delaminate over time and can withstand baking and freezing.

PACKAGING ATLANTA CORPORATION

         PAC is a Georgia corporation located in Canton, Georgia. PAC's primary business operations involve the production of corrugated containers from corrugated sheets that it acquires from third-party suppliers.

BACKGROUND OF THE PROPOSED SALE

         LTI's relationship with PAC dates back to 1996, prior to LTI's initial public offering. At that time, LTI was seeking a manufacturing partner that would help LTI convert its laminated materials into finished products for the baking, catering and medical distribution industries. LTI approached PAC because the company fit LTI's general criteria for a potential manufacturing partner, including that PAC was privately-owned, was based in the Atlanta, Georgia area, and owned the unique rotary die cutting and modern printing equipment that LTI required for the manufacturing of its products. LTI's discussions with PAC initially focused on the manufacturing needs of LTI, but PAC subsequently expressed interest in manufacturing and selling LTI's laminate products under PAC's own name. On December 20, 1996, LTI and PAC executed an agreement pursuant to which PAC would manufacture LTI's laminate materials into finished products and would provide storage for LTI's inventory, work-in-progress and finished goods in a warehouse leased by LTI but located adjacent to PAC's facilities. The manufacturing agreement between LTI and PAC continues to remain in force, and the parties have been operating under that agreement since its original date of execution.

         At its July 1998 meeting, LTI's Board of Directors discussed recent events that had affected the Company's prospective business operations. These events included the departure of LTI's primary market maker from the retail securities business, the material decrease in the trading price of LTI's Common Stock, and Nasdaq's notification to LTI that the Common Stock was subject to delisting. The Board also discussed the difficulties LTI could expect to face in raising much-needed additional capital in 1999 and 2000 as a result of these and other events, and, therefore, instructed LTI's management to develop and adopt a business strategy which would continue the Company's existing business operations while simultaneously (i) seeking to minimize its expenses, (ii) ceasing its new market development and focusing its efforts on servicing existing markets, and (iii) considering and pursuing all potential merger, acquisition, sales, joint-venture and other combination options. Michael Noonan, LTI's President and Chief Executive Officer, was instructed to provide the Board with periodic status reports on LTI's progress on these initiatives.

         In late July 1998, LTI's management met with Frank W. Burke, who was a principal of Brown Burke Capital Partners, Inc. ("Brown Burke"). Mr. Burke expressed an interest in acquiring LTI's operating assets, but did not seek to acquire LTI as an ongoing public entity. To accomplish this goal, Mr. Burke suggested that Brown Burke provide the capital necessary to acquire LTI's operating assets and that it enter into a joint-venture or similar relationship with another manufacturer and LTI's management to create a new privately-held corporation that would operate the acquired assets. Due to LTI's existing manufacturing relationship with PAC, LTI's management began discussing Mr. Burke's proposal with PAC, but PAC was not interested in the joint-venture proposal. Throughout its discussions with LTI, however, PAC expressed a strong interest in acquiring LTI's operating assets, along with hiring key members of LTI's management, in order to expand LTI's laminate product operations and sell these products to PAC's growing customer base.

         LTI's discussions with Brown Burke were discontinued when Brown Burke determined not to proceed with its joint-venture proposal. Shortly thereafter, on July 29, 1998, two of LTI's primary stockholders arranged for a meeting between Mr. Noonan, and Paul Mannion, a Senior Vice President in J.W. Charles Securities, Inc.'s Specialty Finance Group in Atlanta, Georgia. Following that meeting, LTI retained J.W. Charles Securities as its mergers and acquisitions advisor to assist in the identification of potential third-party merger, acquisition, sale or combination candidates. Mr. Noonan subsequently conducted several meetings with Mr. Mannion and other J.W. Charles Securities representatives, which led to the introduction of several potential candidates, followed by meetings between Mr. Noonan and officers of the respective candidates.

         The meetings between Mr. Noonan and potential candidates did not evolve into any agreements until, in late August 1998, J. W. Charles introduced LTI to Pen Interconnect, Inc. ("Pen"). Pen, a public company whose common stock was listed on Nasdaq at the time the parties began discussions, develops and produces on a turnkey basis, interconnection and contract manufacturing solutions for OEMs in the computer, computer peripheral, telecommunications, instrumentation, medical and testing equipment industries. The discussions between LTI's and Pen's representatives resulted in the negotiation of a non-binding letter of intent, which was executed by the parties on September 28, 1998. The letter of intent provided for a merger of LTI and Pen through which LTI stockholders would receive shares of Pen's common stock based on a negotiated exchange ratio, and holders of options and warrants to purchase LTI Common Stock would receive options and warrants to purchase Pen common stock on substantially the same terms and based on this exchange ratio. The parties anticipated that the merger would be consummated by the end of January 1999.

         Following the execution of the letter of intent, LTI and Pen commenced the negotiation of a definitive merger agreement, and each conducted its due diligence investigation of the other's operations and financial condition. On October 21, 1998, LTI retained Marshall & Stevens Incorporated to provide the Company with advice as to the fairness, from a financial point of view, to the holders of the Common Stock and LTI warrants of the merger consideration to be received by such holders from Pen in the merger. Negotiations between the parties continued throughout the three months following the execution of the letter of intent, and the parties signed a definitive merger agreement on December 29, 1998.

         During the merger negotiations between LTI and Pen, Pen expressed to LTI's management its intention to sell LTI's operating assets subsequent to the merger. As a result, Pen indicated that it would not object to a sale of LTI's operating assets prior to the consummation of the LTI-Pen merger. This prompted LTI to re-initiate discussions with PAC concerning a potential sale of LTI's operating assets to PAC, which resulted in negotiations of the Asset Purchase Agreement beginning in February 1999.

         As LTI and Pen continued their due diligence in connection with the proposed merger, the market value of Pen's common stock began to decrease. In addition, LTI's management was aware that The Nasdaq Stock Market was considering delisting Pen's common stock from trading on the Nasdaq National Market. On March 30, 1999, Pen announced that Nasdaq had delisted the Pen common stock from the Nasdaq National Market. It is the Company's understanding that the Pen common stock was delisted because Pen failed to meet certain requirements necessary for continued listing. As a result of the delisting, Pen's common stock would thereafter be traded on the OTC Bulletin Board. In addition, in view of the delisting and other changes in Pen's financial condition, Marshall & Stevens Incorporated indicated to LTI that it no longer considered the merger consideration to be received by the holders of the Common Stock and LTI warrants to be fair, from a financial point of view, to such holders.

         One of the conditions to LTI's performance under the merger agreement was that LTI's stockholders, in exchange for their LTI Common Stock, receive common stock of Pen that is listed on Nasdaq's National Market. Due to the delisting of Pen's common stock from the Nasdaq National Market, the opinion of LTI's financial advisor, and the understanding that the merger could not reasonably be consummated prior to the closing date deadline contained in the merger agreement, LTI and Pen determined that the conditions necessary for the consummation of the merger could not be met and, as a result, mutually agreed to terminate the merger agreement. The merger agreement was terminated as of April 2, 1999.

         Despite the termination of the merger agreement between LTI and Pen, LTI decided to continue its negotiations with PAC to sell LTI's operating assets. The LTI Board of Directors, in a special meeting of the Board held on April 23, 1999, decided to continue the course of the strategy it had originally discussed in its July 1998 meeting by selling LTI's operating assets to PAC, had originally discontinuing LTI's business operations, and continuing the existence of LTI as a public "shell" corporation as LTI's remaining management pursued a search for suitable merger or combination candidates. At the special meeting, the Board of Directors approved the execution and delivery of the Asset Purchase Agreement and recommended the sale of substantially all of LTI's operating assets to PAC. In addition, the Board directed that the Proposed Sale be submitted to LTI's stockholders for their approval and stated the Board's recommendation that stockholders approve the Proposed Sale. The Asset Purchase Agreement was executed by LTI and PAC as of April 26, 1999.

         Other than as discussed above with respect to the negotiations regarding the manufacturing agreement and the Asset Purchase Agreement, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions between PAC and LTI in the last two fiscal years or in 1999.

LTI'S REASONS FOR THE PROPOSED SALE; RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF LTI HAS UNANIMOUSLY APPROVED THE PROPOSED SALE AND RECOMMENDS APPROVAL OF THE PROPOSED SALE BY LTI STOCKHOLDERS.

         As discussed above under "Background of Proposed Sale," in response to certain events that had affected the Company's prospective business operations, the Board of Directors had instructed LTI's management to develop and adopt a business strategy which would continue the Company's existing business operations while simultaneously (i) seeking to minimize its expenses, (ii) ceasing its new market development and focusing its efforts on servicing existing markets, and (iii) considering and pursuing all potential merger, acquisition, sales, joint-venture and other combination options. LTI's management, directed by Michael Noonan, the Chief Executive Officer and President, implemented this strategy and sought out appropriate potential merger and acquisition candidates.

         As described above under "Background of the Proposed Sale," the decision of LTI's Board of Directors to approve the Proposed Sale and recommend that LTI stockholders vote in favor of the Proposed Sale followed many months of analyzing the Company's future prospects, discussions of the advantages and disadvantages of merging or disposing of LTI's assets, exploring merger and sale alternatives, and even abandoning the proposed merger with Pen when it appeared to the Board that the transaction was no longer in the best interests of the Company and its stockholders. When PAC expressed renewed interest in acquiring substantially all of LTI's operating assets, the Board considered whether or not the interests of the LTI stockholders would be better served if LTI's operating assets would be retained and (i) LTI would instead be dissolved, or (ii) LTI would continue its business operations. The Board concluded that LTI's prospects for future success have continued to diminish because LTI has not been able to achieve a self-sustaining level of recurring sales. The Board determined that LTI's failure to generate sufficient revenues to warrant its operations in the future, coupled with LTI's continued negative cash flow and the general decline of its financial condition, suggest that the interests of the LTI stockholders would be better served if LTI did not continue its business operations. In making its recommendation of the Proposed Sale to LTI's stockholders, the Board considered a number of factors, including those summarized below:

         - the likelihood of the Company achieving sustained profitability from its current and planned operations in view of the limited financial resources available to it;
         - the price and terms of the Asset Purchase Agreement, including the fact that the purchase price is payable in cash and PAC's ability to close the transaction without a financing contingency;
         - the fact that no firm offers have been received by the Company involving cash consideration exceeding that to be paid by PAC, although various indications of interest have been expressed by other potential buyers;

         - the opinion of Marshall & Stevens Incorporated stating that, subject to the matters and limitations set forth therein, the consideration to be received by LTI in the Proposed Sale is fair, from a financial point of view; and

         - the advantages of preserving the Company's cash resources and the potential opportunity to acquire or be acquired by another business in an unrelated industry which may have greater potential for generating a return to LTI stockholders than its current business.

         The Board of Directors also expressed its belief that if LTI were to merge or enter into a combination with another entity, such a merger or combination might provide greater value to the LTI stockholders than would the dissolution of the Company. The Board determined that the search for a potential merger or combination candidate, and the ultimate merger of LTI with another entity, may take a significant amount of time and that during this time period LTI would continue to suffer negative cash flow and a decline of its financial condition. Therefore, the Board further concluded that the sale of substantially all of LTI's operating assets to PAC would help minimize these adverse financial conditions, and would therefore serve the interests of the LTI stockholders.

         The terms of the proposed sale were the result of arm's length negotiations between the Company, PAC and their respective representatives.

         In the event that the Proposed Sale is not approved by LTI stockholders or not completed for any other reason, LTI will attempt to find another buyer for the operating assets, seek a merger or similar combination transaction, or find additional sources of financing to allow it to continue operations. The Company believes that, if its operating assets are not sold and it continues in its current business, its negative cash flow will continue indefinitely and it is likely that LTI will be unable to continue as a going concern. There can be no assurance that any of these alternatives would be available to the Company on desirable terms, if at all.

         When the planned merger with Pen did not proceed, but a determination was made to continue to pursue the Proposed Sale to PAC, the Board considered the Company's options upon the completion of the Proposed Sale. The Board felt that there were two courses of action that the Company could take. The first possible course of action was to effect a distribution of LTI's assets after the completion of the Proposed Sale through a plan of liquidation, special dividend, stock repurchase or similar transaction. The second possible course of action was to complete the Proposed Sale, discontinue LTI's business operations, and continue LTI's existence as a public "shell" corporation which would search for a suitable merger or combination partner. After considering the advantages and disadvantages of each, the Board has determined to proceed with the second course. After the completion of the Proposed Sale, the Company's management and Board of Directors intend to concentrate their efforts on exploring opportunities to effect an acquisition of the Company, whether by merger, exchange or issuance of securities, or similar business combination (a "Business Combination") with a business which management and the Board believe may have significant growth potential. The Board believes that a Business Combination with a business with growth potential has the potential to create a greater return for LTI stockholders than a distribution of the Company's remaining cash assets.

         The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes a summary of all of the material factors that the Board did take into account in making its recommendation. The Board considered these factors in light of its knowledge of the business, the industry in general, and information provided by LTI's management and Marshall & Stevens Incorporated, the Company's financial advisor. The Board did not attempt to quantify or assign relative weights to the specific factors, nor did it determine that any factor or factors was or were of particular importance. The Board viewed its determination as being based on the totality of the information presented to and considered by the Board, and did not believe it to be practical to assign weights to the various factors.

USE OF ESTIMATED NET PROCEEDS; OPERATION OF LTI AFTER THE PROPOSED SALE

         After the completion of the Proposed Sale, the Company will have no further operating business and LTI's management and Board of Directors intend to concentrate their efforts on exploring Business Combination opportunities. As discussed above under "LTI's Reasons for the Proposed Sale; Recommendation of the Board of Directors," the Board of Directors has determined at this time not to liquidate the Company or otherwise distribute any of its remaining assets, including any of the proceeds of the Proposed Sale, to LTI stockholders through a liquidation, special dividend, stock repurchase or similar device. Rather than dissolve the Company, the Board has determined to maintain the Company as a public "shell" corporation which will seek suitable Business Combination opportunities. The Board believes that a Business Combination with an operating company has the potential to create a greater value for LTI stockholders than a liquidation or similar distribution. Accordingly, a vote in favor of the Proposed Sale will effectively constitute a vote in favor of changing the nature of the Company's business. In addition, LTI stockholders should be aware that, depending on the structure of a future Business Combination, they may not have an opportunity to vote on the transaction effecting such Business Combination. If a suitable Business Combination candidate is not identified within a time period that the Board believes is reasonable following the completion of the Proposed Sale, the Board would consider a liquidation or similar distribution. As of the date of this Proxy Statement, the Company has no agreements, commitments or understandings with any Business Combination candidates.

         The Company anticipates that the proceeds of the Proposed Sale and a portion of its remaining cash will be used to repay substantially all of LTI's indebtedness and satisfy its other obligations. On a going-forward basis, LTI plans to use its cash to pay ongoing general and administrative expenses, which are expected to be significantly reduced from their current levels, and to seek suitable Business Combination candidates. LTI's operating expenses after the Proposed Sale may involve the leasing of office space sufficient to support three or more employees, the employment of individuals necessary for the negotiation and implementation of a Business Combination, and the retention of legal, financial and other counsel and advisors to assist the Company in its negotiations with Business Combination candidates and with regulatory compliance matters. The Company expects that its monthly operating expenses following completion of the Proposed Sale will be reduced to $25,000, without taking into account possible fees and expenses of legal, financial and other counsel and advisors.

         Pending a Business Combination, the Company's cash assets will be invested as the Company believes appropriate under the circumstances, which may include, certificates of deposit, money-market accounts, United States Government securities or other short-term instruments. LTI will attempt to make such investments in a manner that will not cause it to be considered an investment company subject to regulation under the Investment Company Act of 1940.

         The Company may use its cash assets, securities or a combination thereof in effecting a Business Combination. Alternatively, in the event that LTI is the party being acquired in a Business Combination, the consideration paid to the Company and/or LTI stockholders may consist of cash, securities of the acquiring company or another entity, or a combination of cash and securities. In the case of a Business Combination involving the exchange of common stock or similar securities between LTI and the other party, it is likely that current LTI stockholders would end up owning a minority interest in the company that is the surviving entity in the Business Combination. Although LTI believes that there will be a number of possible Business Combination alternatives available to it in the future, there can be no assurance that a Business Combination which is considered by the Board of Directors to be fair and in the best interests of LTI and its stockholders will be completed.

         It is currently anticipated that three of the Company's current employees will remain with LTI following the completion of the Proposed Sale, including Michael Noonan (President and Chief Executive Officer), Don Aldridge (Chief Financial Officer) and Shirley Pigg (Controller). They will be responsible for the administrative functions associated with running the shell corporation and assist in the Company's efforts to identify and negotiate with suitable Business Combination candidates, and are expected to continue with the Company until such time as LTI finds a suitable Business Combination partner or is liquidated. It is the Company's understanding that PAC has begun discussions with four members of LTI's management to employ such individuals subsequent to the completion of the Proposed Sale. These four individuals are Bob Dover (Secretary and Vice President), Tim Titus (Marketing Director), Jim Scherer (National Accounts Manager) and Kerry Clemmons (Administrative Manager). The employment of these individuals is not a condition precedent to the consummation of the Proposed Sale and LTI is not involved in the negotiations between these employees and PAC.

         Although the Board believes that the Proposed Sale and the strategy of seeking a Business Combination transaction is in the best interests of the LTI stockholders, there are risks inherent in this strategy that should be considered by LTI stockholders in connection with their voting decision. These risks include, but are not limited to, the following:

         - the success of the Company following completion of the Proposed Sale will depend on its ability to identify attractive Business Combination candidates and complete a Business Combination with one or more such candidates on terms that are fair and in the best interests of LTI and its stockholders. The Company expects that it will experience significant competition in its search for attractive Business Combination candidates, including competition from other businesses, venture capital firms, buyout funds, and other entities and groups which may have significantly greater financial resources and merger and acquisition experience than LTI. There can be no assurance, therefore, that such a Business Combination will be completed on such terms, if at all.

         - assuming that a Business Combination is effected, the success of the company that survives as the operating entity after the Business Combination will depend to a significant extent on the operations, financial condition, management and business prospects of that company. Because LTI currently has no agreement, commitment or understanding with a particular Business Combination candidate at this time, the specific risks associated with such a business cannot be known or assessed.

         - approximately 8,025,000 shares of Common Stock and 5,000,000 shares of Preferred Stock have not yet been issued or reserved for issuance, and, therefore are available for issuance in connection with any Business Combination. Depending on the structure of a Business Combination, it may be possible for the Company to issue a substantial number of shares of its Common Stock or Preferred Stock without seeking the approval of LTI stockholders. As LTI stockholders do not have preemptive rights with respect to the issuance of shares of LTI Common Stock, any additional issuances of shares, in connection with a Business Combination or otherwise, would have the effect of reducing the percentage ownership of current LTI stockholders and could result in a change in control of the Company.

OPINION OF LTI'S FINANCIAL ADVISOR

THE FULL TEXT OF THE MARSHALL & STEVENS INCORPORATED OPINION, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON, AND SCOPE OF ITS REVIEW IN RENDERING THE OPINION, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B AND IS INCORPORATED BY REFERENCE HEREIN. THE OPINION IS ADDRESSED TO THE LTI BOARD OF DIRECTORS AND ADDRESSES THE FAIRNESS OF THE SALE PRICE OF THE OPERATING ASSETS FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED SALE OR ASSET PURCHASE AGREEMENT, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF LTI COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. LTI STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OPINION IN ITS ENTIRETY.

         LTI retained Marshall & Stevens Incorporated ("Marshall & Stevens") to render an opinion as to whether or not the consideration to be received by the Company for certain operating assets, as described in this Proxy Statement, is fair, from a financial point of view to the Company. Marshall & Stevens did not, and was not requested by LTI to, make any recommendations as to the form or amount of consideration to be received by the Company, or to solicit third party indications of interest in acquiring all or part of LTI.

         Marshall & Stevens delivered its oral opinion to the Board of Directors during a special meeting of the Board held by conference call on April 23, 1999. The opinion was confirmed in writing as of that date to the effect that as of such date and based upon its review and assumptions and subject to the limitations included in the opinion, the consideration offered for the sale of the assets is fair to the Company from a financial point of view. The opinion was directed to the Company's Board of Directors and does not constitute a recommendation to holders of LTI Common Stock as to how any holder should vote with respect to the Proposed Sale.

         In arriving at its opinion, Marshall & Stevens, among other things:
(i) reviewed drafts of the Asset Purchase Agreement; (ii) reviewed the Annual Reports to shareholders and Forms 10-KSB for the years 1997 and 1998, the Forms 10-QSB for June, September and December, 1998 and the preliminary annual results for March 31, 1999, which were provided to Marshall & Stevens by the Company; (iii) discussed the future prospects, including financing needs of the Company with the management of LTI; (iv) reviewed the asset listing provided to Marshall & Stevens by LTI; (v) performed a hypothetical valuation study of the business operations of LTI; and (vi) performed such other analyses and reviews as Marshall & Stevens deemed necessary and appropriate.

         In preparing its opinion, Marshall & Stevens relied on the accuracy and completeness of all information that was publicly available, supplied or communicated to Marshall & Stevens by or on behalf of the Company and Marshall & Stevens has not assumed any responsibility to independently verify the same. Marshall & Stevens assumed that the financial forecasts provided to it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of LTI. Marshall & Stevens' opinion is based on the basis of a cash transaction. The opinion does not address the relative merits of the proposed transaction and any other transactions or strategies which may have been discussed as alternatives to the Proposed Sale. The Company did not place any limitations on Marshall & Stevens with respect to the procedures followed or factors considered in rendering the opinion.

         The following paragraphs summarize the analyses performed by Marshall & Stevens in arriving at the opinion.

         Marshall & Stevens reviewed the asset listing of LTI to determine the approximate purchase price of the assets based on the formula included in the Asset Purchase Agreement. It was determined that the assets being sold included all the operating assets of the Company. In its analysis, Marshall & Stevens has assumed that the highest and best use of the assets is in their continued use in a business enterprise. The liquid assets, cash and investments were not included in the transaction.

         Marshall & Stevens reviewed the intangible assets included in the sale and determined that their value was totally within the context of the continued operation of LTI, that is that they had little or no value when considered outside the business of providing specialty packaging using the LTI processes and trademarks.

         Marshall & Stevens performed a hypothetical valuation of the business operations of LTI, as if the Company would continue in operation, under two scenarios. Each scenario reflected the elimination of the liquid assets of the Company. One scenario included continued research and development expenses while the other reflected a reduced level of expenditures more consistent with industry averages. Neither scenario included the significant future investment required to develop the Company into a successful standalone entity. The hypothetical cash flow analyses were discounted at a risk adjusted 20% based on the weighted average cost of capital of a hypothetical buyer of the business operations of LTI.

         The Proposed Sale is a cash sale and therefore requires no estimate of future value of the consideration.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Accordingly, Marshall & Stevens believes that its analysis must be considered in its entirety, and to do otherwise could create a misleading or incomplete view if the process underlying the opinion. In its analysis, Marshall & Stevens made numerous assumptions regarding the performance of the Company, the industry and the economy, many of which are beyond the control of the Company. The estimates used in the analysis are not necessarily indicative of actual values or predictive of future values which may vary significantly from those set forth herein. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither the Company nor Marshall & Stevens assumes responsibility for the accuracy of such analyses and estimates.

         In connection with rendering its opinion, Marshall & Stevens will be paid a fee of $43,000, which includes a fee of $28,000 that is attributable to the services Marshall & Stevens rendered in connection with the proposed Pen-LTI merger and $15,000 attributable to the opinion Marshall & Stevens has rendered in connection with the proposed sale of operating assets to PAC. LTI has also agreed to reimburse Marshall & Stevens for its reasonable out-of-pocket expenses. No portion of Marshall & Stevens' fee is contingent upon the successful completion of the Proposed Sale. In addition, the Company has agreed to indemnify Marshall & Stevens and its employees, directors, officers, control persons, affiliates and agents against certain liabilities incurred in connection with its services, including liabilities under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED SALE

         As discussed above under "Use of Estimated Net Proceeds; Operation of LTI after the Proposed Sale,"it is the Company's understanding that PAC has begun discussions with members of LTI's management, including Messrs. Dover, Titus and Scherer and Ms. Clemmons concerning their possible employment with PAC after the Proposed Sale is completed. If the Proposed Sale is completed, these individuals may become employees of or consultants to PAC and may therefore receive compensation for their services to PAC. The Company has received no information about the terms of any potential employment or consulting agreements between these individuals and PAC. Additionally, the Board of Directors of LTI has decided to grant to these individuals a retention bonus in an amount equal to two months of each such individuals' respective salary to compensate for the work these employees have performed during a time when LTI's future operations have been uncertain. The Board also determined to grant severance payments of six month's salary to Shirley Pigg, LTI's Controller and Scott Stewart, LTI's Senior Vice President -- Marketing and Sales, as well as retention bonuses of various amounts to certain non-management employees of LTI. Pursuant to contractual obligations to Michael Noonan, LTI's Chief Executive Officer, LTI is required to pay an amount equal to one-year's compensation to Michael Noonan in consideration of a non-competition agreement executed by Mr. Noonan in favor of LTI. Additionally, pursuant to contractual obligations to Don Aldridge, LTI's Chief Financial Officer, LTI is required to pay a three-months severance payment to Mr. Aldridge. The Company estimates that the aggregate amount of the severance payments, non-competition consideration and retention bonuses described in this Proxy Statement will equal approximately $290,000; however, if Ms. Pigg, Mr. Aldridge and Mr. Noonan are retained as employees of LTI subsequent to the sale of the operating assets, their severance payments may not be paid until the termination of their respective employment with the Company.

CHANGES IN STOCKHOLDER RIGHTS AFTER THE PROPOSED SALE

         Following the completion of the Proposed Sale, LTI's stockholders will retain their equity interests in the Company. The completion of the Proposed Sale will not result in any changes in the rights of LTI's stockholders. As discussed above, LTI does not intend to distribute any of the proceeds derived from the sale to LTI stockholders through a special dividend, liquidation, share repurchase or similar device.

ACCOUNTING TREATMENT; MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The Proposed Sale will be accounted for as a sale, and the Company will recognize gain or loss on the sale of its operating assets to the extent the portion of the purchase price allocated to such operating assets exceeds or is less than the Company's basis therein. In view of the fact that the Company is selling its operating assets for less than book value, management does not expect the Company will be liable for any state or federal income tax as a result of the sale. Any gain will be offset by the Company's operating loss carry-forward and any loss will add to the Company's loss carry-forwards.

         For federal income tax purposes, when a trade or business is sold, each asset is treated as sold separately in determining the seller's income, gain or loss. The purchase price is allocated among the assets sold using a residual value method in the case of a sale of assets to which goodwill could be attached. The characterization of income or loss on property used in trader business is generally governed by Section 1231 of the Internal Revenue Code. If the Section 1231 gains exceed the losses, each gain or loss is a long term capital gain or loss derived from the sale of a capital asset to the extent the asset has been held for twelve months or more. If the losses exceed the gains, all gains and losses are treated as ordinary gains or losses. Any gain attributable to the sale of inventory, any amount allocated to a covenant not to compete, and any depreciation recapture, will produce ordinary income.

         Capital gains of a corporation can be used to offset capital losses only, with no offset against ordinary income. A three year carry-back and five year carry-forward is available.

         As discussed elsewhere in this Proxy under "Management Discussion and Analysis of Financial Condition and Results of Operations", the Company has incurred net operating losses which may be carried forward, although a change of ownership occurring in 1996 may limit the utilization of losses incurred prior to October 1996. In addition, depending on the future business combination recommended by management as discussed elsewhere herein, the use of the Company's operating losses may be limited or prohibited entirely depending on the business combination opportunities implemented, and whether there is a continuation of the Company's historic business.

THIS FOREGOING IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED SALE. THE COMPANY WILL NOT SEEK AN OPINION OF COUNSEL OR A RULING FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THE ANTICIPATED TAX CONSEQUENCES TO THE COMPANY OR STOCKHOLDERS OF THE PROPOSED SALE. THE SUMMARY DOES NOT CONSTITUTE LEGAL ADVICE TO ANY LTI STOCKHOLDER AND DOES NOT PURPORT TO ADDRESS ANY STATE OR LOCAL TAX CONSEQUENCES. THE COMPANY URGES STOCKHOLDERS TO CONSULT THEIR PERSONAL TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PROPOSED SALE.

REGULATORY APPROVALS

         To the Company's knowledge, completion of the Proposed Sale does not require any regulatory approvals other than the filings in connection with this Proxy Statement required under Federal securities laws.

EXPENSES AND OTHER FEES

         The estimated costs to LTI for the Proposed Sale are anticipated to be approximately $132,100, which amount includes $50,000 in legal expenses, $43,000 in financial advisory services, $27,000 in accounting services (this amount includes fees and expenses the Company has incurred in connection with the preparation of its March 31, 1999 Form 10-KSB), $12,000 in printing expenses, and $100.00 in filing fees with the Securities and Exchange Commission.

                          THE ASSET PURCHASE AGREEMENT

         The following is a brief summary of certain material provisions of the Asset Purchase Agreement. The Asset Purchase Agreement contemplates the sale of substantially all of LTI's operating assets to PAC. THE DESCRIPTION OF THE ASSET PURCHASE AGREEMENT SET FORTH HEREIN DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE ASSET PURCHASE AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. YOU ARE URGED TO READ CAREFULLY THE ASSET PURCHASE AGREEMENT IN ITS ENTIRETY.

OPERATING ASSETS BEING SOLD AND LIABILITIES AND OBLIGATIONS ASSUMED

         LTI has agreed to sell to PAC the following operating assets, properties and rights of LTI relating to LTI's business operations:

         --       all uncompleted customer contracts with LTI;
         --       all tangible personal property (including computer software and documentation) owned by LTI and used in LTI's business operations and all right, title and interest of LTI in the inventory and supplies of LTI used in its business operations;
         --       all leases, contracts or agreements relating to the operating assets being sold or attributable to LTI's business operations;
         --       all operating data and records of LTI relating to the
                  operating assets being sold and relating to LTI's customers and LTI's suppliers;
         --       all accounts and notes receivable and revenues and other
                  receipts and collections of LTI existing as of the closing date of the asset sale transaction;
         --       all right, title and interest of LTI in and to inventions, discoveries, improvements, designs, patterns, processes, formulae, trade secrets, proprietary rights and data, whether or not registered, and the assignable licenses and permits, in each case used in LTI's business operations; and
         --       all of LTI's right, title and interest in and to the name
                  "Laminating Technologies" and any reasonable derivation thereof.

         In addition, PAC has agreed to assume or observe, subsequent to the closing date of the Proposed Sale, LTI's obligations pursuant to the contracts that are assigned by LTI to PAC in connection with the sale of operating assets, but will not assume any other obligations or liabilities of LTI.

PURCHASE PRICE; EARNEST MONEY DEPOSIT

         The purchase price (the "Purchase Price") for the assets being sold (the "Assets") will be the sum of (i) fifty percent (50%) of the net book value of inventory and property, plant and equipment of LTI as of the asset sale closing date, as reflected on LTI's books and records as of the closing date and
(ii) eighty percent (80%) of the accounts receivable net of any reserves for bad debt ("Net Account Receivables"), as reflected on LTI's books and records as of the closing date, to the extent that the total of Net Accounts Receivables is less than or equal to $160,000. To the extent that the total of Net Accounts Receivable exceeds $160,000, this excess will be treated as inventory and the purchase price will be equal to fifty percent (50%) of the net book value of the excess Net Accounts Receivable as reflected on LTI's books and records as of the closing date. On or prior to the closing, LTI must pay all liabilities related to the Assets ("Trade Payables"). If LTI fails to pay such Trade Payables in the manner required, the Purchase Price will be adjusted to provide PAC with a credit equal to the amount of the unpaid Trade Payables, and the portion of the Purchase Price due at the closing will be reduced to reflect this credit. As of the date of this Proxy Statement, the Company anticipates that the Purchase Price will be approximately $500,000. As discussed above, this price is subject to adjustment and will be calculated as of the closing date; therefore, the Company is currently unable to provide a definitive Purchase Price.

         Upon execution and delivery of the Asset Purchase Agreement, PAC deposited with LTI the sum of $50,000 as earnest money. The earnest money will be applied to the Purchase Price due on the closing date of the Proposed Sale. If the closing does not occur solely because of PAC's default under the Asset Purchase Agreement, PAC will forfeit the earnest money and it shall become the sole property of LTI. Conversely, if the closing does not occur for any reason other than PAC's breach of the Asset Purchase Agreement, LTI must return the earnest money to PAC.

CLOSING

         The closing of the Proposed Sale will take place on the date that is mutually agreed in writing between LTI and PAC; provided, however, that the closing must in all events occur on or before June 30, 1999, unless this deadline is extended by the mutual agreement of the parties.

CONDITIONS TO CLOSING

         The obligation of PAC to consummate the Proposed Sale is subject to the satisfaction (or waiver) of the following conditions:

         - the Asset Purchase Agreement shall have been approved and adopted by the requisite vote of the LTI stockholders. LTI must communicate the approval of its stockholders to PAC on the date of the approval and in no case later than five days prior to expiration of the closing deadline of June 30, 1999;
         - all documents relating to the assignment or transfer of right, title and interest in any intellectual property listed in the Asset Purchase Agreement shall have been executed and delivered to PAC;
         - each of the representations and warranties of LTI contained in the Asset Purchase Agreement shall be true and correct in all respects, and shall not have been violated in any respect, as of the closing date as though made on and as of the closing date, and LTI shall have performed all of its obligations under the Asset Purchase Agreement which by the terms hereof are to be performed on or before the closing. Additionally, PAC shall have received a certificate of the appropriate officer of LTI, dated as of the closing date, confirming the satisfaction of these conditions; and
         - all consents, approvals or authorizations from third parties or government agencies required to consummate the transactions contemplated hereby, which in PAC's reasonable opinion may be needed, shall have been obtained.

         The obligation of LTI to consummate the Proposed Sale is subject to the satisfaction (or waiver) of the following conditions:

         - the Asset Purchase Agreement shall have been approved and adopted by the requisite vote of the LTI stockholders; and
         - each of the representations and warranties of PAC contained in the Asset Purchase Agreement shall be true and correct in all respects, and shall not have been violated in any respect, as of the closing date as though made on and as of the closing date, and PAC shall have performed all of its obligations under Asset Purchase Agreement which by the terms hereof are to be performed on or before the closing. Additionally, LTI shall have received a certificate of the appropriate officer of PAC, dated as of the closing date, confirming the satisfaction of these conditions.

REPRESENTATIONS AND WARRANTIES

         The Asset Purchase Agreement contains various representations and warranties customary for transactions of this type, including representations and warranties of LTI relating to, among other things:

         - due organization, valid existence and good standing of LTI and certain similar corporate matters;

         - the authorization, execution, delivery and enforceability of the Asset Purchase Agreement, the consummation of the transaction contemplated by the Asset Purchase Agreement and related matters;
         -        conflicts under any charters or bylaws, required consents or approvals and violations of any instruments or law;
         -        PAC's waiver of compliance by LTI with the provisions of the
                  Bulk Sales Act of the State of Georgia, and LTI's covenant to pay and discharge any claims of creditors which could be asserted against PAC by reason of such non-compliance to the extent that such liabilities are not specifically assumed by PAC under the Asset Purchase Agreement. Additionally, LTI will indemnify and hold PAC harmless from, against and in respect of any loss, liability, cost or expense suffered or incurred by PAC by reason of any failure of LTI to pay or discharge these claims;
         -        title to the Assets;
         -        collectibility and status of LTI's accounts receivable;
         - location of the personal property and inventories of LTI that are used in LTI's business operations;
         - LTI's compliance with laws and receipt of required government licenses, permits, certificates and rights;
         -        litigation involving LTI;
         -        LTI tax, environmental, labor and employee benefit matters;
         -        intellectual property of LTI;
         - the validity and enforceability of any contracts and agreements, including customer contracts, being assigned by LTI to PAC in connection with the sale of Assets;
         -        product warranties made by LTI;
         -        the condition of the Assets;
         - the accuracy of information contained in LTI's financial statements
         -        the absence of certain material changes or events;
         -        the absence of any undisclosed liabilities;
         -        the absence of any bankruptcy proceedings;
         -        the absence of any brokers' or finders' fees; and
         - the absence of any known material inaccuracies or omissions contained in any documents delivered or made available to PAC by LTI in connection with the sale of the Assets and the absence of any known undisclosed material issue, fact or circumstance with respect to the sale of the Assets.

         In addition, the Asset Purchase Agreement contains the representations and warranties of PAC with respect to the following:

         - due organization, valid existence and good standing of PAC and certain similar corporate matters;
         - the authorization, execution and delivery of the Asset Purchase Agreement, the consummation of the transaction contemplated by the Asset Purchase Agreement and related matters; and
         -        the absence of any brokers' or finders' fees.

COVENANTS

         In the Asset Purchase Agreement, LTI has agreed to the following covenants:

         - for a period of five (5) years from the closing date, LTI will refrain from, directly or indirectly, manufacturing, selling or marketing and distributing (or assisting other parties in so doing) within the United States any products or services competitive with the manufacture, sale, marketing and distribution of specialized laminated cardboard, packaging and containers;
         - LTI will be responsible for the payment of all accrued compensation and benefits for the its employees up to and including the closing date (including payment to PAC of the cost incurred by PAC if PAC is required by law to maintain or extend any employee benefit plan for any LTI employee). LTI must also provide notice to its employees of the availability of continuing health insurance coverage as may be required under Federal or state law;

         - after the closing LTI must pay in the normal course any and all valid debts, liabilities and obligations of LTI arising from, out of or in connection with the conduct of its business operations that are related to the Assets or the ownership of the Assets prior to the closing date, other than the liabilities that have been assumed by PAC;
         - on or immediately following the closing date, LTI must change its corporate name and terminate all rights and interest in the name "Laminating Technologies, Inc.," in a manner necessary to make that name available for the sole and exclusive use of PAC. At closing, LTI must present to PAC evidence satisfactory to PAC that the name change has been made or will be made; and
         - between the date of the Asset Purchase Agreement and the closing date, and except to the extent that PAC otherwise consents to in writing, LTI must operate its business related to the Assets as presently operated and only in the ordinary course, and use its best efforts to preserve intact its good will, reputation and present business organization and to preserve its relationships with persons having business dealings with it. LTI must notify PAC prior to entering into any purchase, sale, or other transaction which would negatively impact the value of the Assets.

INDEMNIFICATION

         The representations, warranties, covenants, agreements and obligations contained in the Asset Purchase Agreement, or in any document or instrument executed and delivered in connection with that agreement, will survive the closing of the Asset sale for a period of two years. In addition, the Asset Purchase Agreement requires LTI to indemnify and hold harmless PAC, its successors and assigns from, for and against any loss, damage, liability, injury or deficiency which results from the inaccuracy of any representation or the breach of any warranty made by LTI in that agreement or the failure of LTI duly to perform or observe any term, provision, covenant, agreement or condition of the Asset Purchase Agreement relating to the period prior to the closing date (other than with respect to the liabilities that PAC will assume). In addition, the Asset Purchase Agreement requires LTI to indemnify and hold harmless PAC, its successors and assigns from, for and against any loss damage, liability, injury or deficiency that results from the transport or arranged transport or disposal of any hazardous materials to any location which is listed or proposed for listing on any federal or state list of sites requiring investigation or remediation.

         The Asset Purchase Agreement also requires PAC to indemnify and hold harmless LTI, its successors and assigns from, for and against any loss, damage, liability or deficiency which results from the inaccuracy of any representation or the breach of any warranty made by PAC or any failure of PAC duly to perform or observe any term, provision, covenant, agreement or condition of the agreement. The liability of either LTI or PAC to indemnify the other is limited to the Purchase Price, and no damage can be recovered unless the aggregate amount of damages exceeds $10,000, provided, however, that once such threshold is met, the full amount of damages, from the first dollar, can be recovered.

         The Asset Purchase Agreement imposes specific procedures, terms and conditions on any party seeking indemnification under the agreement, including, without limitation, notice requirements, defense of claim procedures and settlement conditions.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of May 6, 1999, the number and percentage of shares of Common Stock which, according to information available to the Company, are beneficially owned by: (i) each person known by LTI to own beneficially more than five percent of the outstanding Common Stock of LTI; (ii) each director and named executive officer of LTI; and (iii) all executive officers and directors of LTI as a group. Under rules adopted by the Securities and Exchange Commission, a person is deemed to be a beneficial owner of common stock with respect to which he has or shares voting power (which includes the power to vote or to direct the voting of the security), or investment power (which includes the power to dispose of, or to direct the disposition of, the security). A person is also deemed to be the beneficial owner of shares with respect to which he could obtain voting or investment power within 60 days of May 6, 1999, such as upon the exercise of options or warrants.


                           Name and Address 1                                   No. of Shares(1)              Percentage
                           ------------------                                   ----------------              ----------

Michael E. Noonan......................................................               116,271(2)                    3.6%
Robert L. Dover........................................................                50,666(3)                    1.6%
J. Scott Stewart.......................................................                50,666(3)                    1.6%
Ronald L. Christiansen.................................................                 8,000(4)                       *
Jerome I. Gellman......................................................                 8,000(4)                       *
William J. Warren......................................................                 8,000(4)                       *
J. Morton Davis........................................................               319,465(5)                    9.1%
Donald B. Sallee.......................................................               318,614(6)                    9.1%
Steve Gorlin...........................................................               302,000(7)                    8.7%
Westlake Acquisition Corporation.......................................               180,000(8)                    5.4%
Ruki Renov.............................................................               277,440(9)                    8.0%
Esther Stahler.........................................................               277,440(10)                   8.0%
All executive officers and directors as a group (6 persons)............               241,603(11)                   7.1%
--------------
* Less than 1 percent

(1) Except as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned. Except as otherwise indicated, the address of each stockholder is c/o Laminating Technologies, Inc., 1160 Hightower Trail, Atlanta, Georgia 30350-2910.

(2) Includes 91,319 shares issuable upon exercise of immediately exercisable options granted to Mr. Noonan by Steve Gorlin.

(3) Represents 50,666 immediately exercisable options to purchase Common Stock. Does not include 5,334 shares issuable upon exercise of options that are not exercisable within sixty days.

(4) As to each Director, includes 8,000 immediately exercisable options to purchase Common Stock. Does not include 3,000 shares (per Director) issuable upon exercise of options that are not exercisable within sixty days.

(5) Represents 52,360 shares underlying a Unit Purchase Option ("UPO") to purchase 13,090 Units owned by Mr. Davis, 52,360 shares underlying a UPO to purchase 13,090 Units owned by D. H. Blair Investment Banking Corp. and 214,745 shares owned by D. H. Blair Capital Corp. Mr. Davis is the Chairman of the Board and sole stockholder of D. H. Blair Capital Corp. and D. H. Blair
         Investment Banking Corporation. Mr. Davis has sole power to vote or direct the vote, to dispose of or to direct the disposition of the shares owned by D. H. Blair Capital Corp. and D. H. Blair Investment Banking Corp. The address of Mr. Davis is 44 Wall Street, New York, New York 10005.

(6) Also includes 42,038 shares that are held in escrow. See "Market for Common Equity and Related Stockholder Matters -- Escrow Shares." The address of Mr. Sallee is 980 South Powers Court, N.W., Atlanta, Georgia 30327.

(7) Includes 91,319 shares subject to options granted by Mr. Gorlin to Michael E. Noonan. Also includes 67,338 shares that are held in escrow. See "Market for Common Equity and Related Stockholder Matters -- Escrow Shares." The address of Mr. Gorlin is 150 Gulf Shore Drive, Unit 601, Destin, Florida 32541. Mr. Gorlin may be deemed a "founder" of the Company, as such term is defined in the Securities Act of 1933.

(8) The address of Westlake Acquisition Corporation is #205-15225 Thrift Avenue, White Rock, BC, Canada V4B 2K9.


(9) Includes 209,440 shares underlying a UPO to purchase 52,360 Units owned directly by Mrs. Renov and 68,000 shares underlying a UPO to purchase 17,000 Units owned by D.H. Blair & Co., Inc. ("Blair & Co."). Each Unit consists of one share of LTI Common Stock, one Class A Common Stock Purchase Warrant ("Class A Warrant") and one Class B Common Stock Purchase Warrant ("Class B Warrant"). See "Market for Common Equity and Related LTI Stockholder Matters -- LTI Warrants." Mrs. Renov has sole voting power of and dispositive control over shares owned by her and shares voting power of and dispositive control over shares owned by Blair & Co. Mr. and Mrs. Renov, collectively, are principal shareholders of Blair & Co. The address of Mrs. Renov is 172 Broadway, Lawrence, New York 11559.


(10) Includes 209,440 shares underlying a UPO to purchase 52,360 Units owned directly by Mrs. Stahler and 68,000 shares underlying a UPO to purchase 17,000 Units owned by Blair & Co. Mrs. Stahler has sole voting power of and dispositive control over shares owned by her and shares voting power of and dispositive control over shares owned by Blair & Co. Mr. and Mrs. Stahler, collectively, are principal shareholders of Blair & Co. The address of Mrs. Stahler is 10 Lakeside Drive, Lawrence, New York 11559.

(11) Includes 216,651 shares issuable upon exercise of options that are immediately exercisable. Does not include 19,668 shares issuable upon exercise of options that are not exercisable within sixty days.

                             SELECTED FINANCIAL DATA

         The selected historical financial data presented below for the years ended March 31, 1999 and March 31, 1998 are derived from the financial statements of the Company, which statements have been audited by Grant Thornton LLP, independent certified public accountants. The selected historical financial data presented below for the years ended March 31, 1997, March 31, 1996 and March 31, 1995 are derived from the financial statements of the Company, which were audited by Richard A. Eisner & Company, LLP. The financial data set forth below should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Proxy Statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                 Laminating Technologies, Inc. and Subsidiary
                           Selected Financial Data

                                                                         Year ended March 31,
                                     ----------------------------------------------------------------------------------
                                     1999               1998             1997               1996             1995
                                     ----               ----             ----               ----             ----

Revenues, net                        $1,877,703        $   519,069       $    23,918       $   119,412      $    86,486
Gross profit (loss)                  $  594,061        $   117,950       $     7,167       $  (158,042)     $  (213,591)
Net loss                             $ (967,176)       $(1,352,072)      $(2,408,710)      $(1,228,745)     $(1,580,061)

Net loss per common share            $    (0.35)       $     (0.49)            (1.47)            (2.02)           (2.70)
Weighted average common shares
 outstanding                          2,775,100          2,775,095         1,667,821            632,719         586,269


                                                                  March 31,
                                     ------------------------------------------------------------------
                                     1999               1998             1997               1996
                                     ----               ----             ----               ----

Working capital (deficiency)         $ 2,350,563       $ 3,463,556       $ 4,746,548        $(2,089,725)
Total assets                         $ 2,801,865       $ 3,999,390       $ 5,303,006        $    20,529
Total liabilities                    $   190,068       $   395,040       $   347,234        $ 2,536,739
Deficit accumulated during the
 development stage                   $(9,103,931)      $(8,136,755)      $(6,784,683)       $(4,375,973)
Total stockholder's equity           $ 2,611,797       $ 3,604,350       $ 4,955,772        $(2,516,210)


                            PRO FORMA FINANCIAL DATA

         The unaudited pro forma financial data gives effect to the Proposed Sale, assuming that the Proposed Sale had been effective for all periods presented. The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the Company's historical financial statements and the notes thereto included elsewhere in this Proxy Statement. The unaudited Pro Forma Consolidated Financial Statements are presented for informational purposes only and do not purport to represent what the Company's financial position or results of operations would actually have been if the consummation of the Proposed Sale had occurred on the dates set forth therein, or to project the Company's financial position or results of operations at any future date or for any future period. However, the unaudited pro forma financial statements contain, in the opinion of management, all adjustments necessary for a fair presentation.


                  Pro Forma Consolidated Financial Information
                As of March 31, 1999 and for the year then ended

                                          March 31, 1999               Ref.                         March 31, 1999
                                            (Audited)                Footnote      Adjustments        Pro Forma
                                             ---------               --------      -----------        ---------
Consolidated balance sheet:
Assets:
  Cash                                     $  1,880,570                 (1)      $    477,890       $  2,358,460
  Accounts receivable                           197,733                 (2)          (197,733)                --
  Inventory                                     400,812                 (3)          (400,812)                --
  Property and equipment, net                   261,234                 (4)          (261,234)                --
  Other assets                                   61,516                                                   61,516
                                           ------------                                             ------------

    Total assets                           $  2,801,865                                             $  2,419,976
                                           ============                                             ============

Liabilities and stockholders' equity:
Liabilities:
  Accounts payable and
    accrued expenses                       $    150,228                                    --       $    150,228
  Note payable                                   39,840                                    --             39,840
                                           ------------                                             ------------
    Total liabilities                           190,068                                    --            190,068

Stockholders' equity:
  Preferred stock                                    --                                    --                 --
  Common stock                                   31,851                                    --             31,851
  Additional paid-in capital                 11,709,254                                    --         11,709,254
  Accumulated deficit                        (9,129,308)                (5)          (381,889)        (9,511,197)
                                           ------------                                             ------------
    Total stockholders' equity                2,611,797                                                2,229,908
                                           ------------                                             ------------

    Total liabilities and
      stockholders' equity                 $  2,801,865                                             $  2,419,976
                                           ============                                             ============

Consolidated statement of operations:
  Net sales                                $  1,877,703                                    --       $  1,877,703
  Cost of goods sold                         (1,283,642)                                   --         (1,283,642)
  Operating expenses                         (1,798,044)                                   --         (1,798,044)
  Other income (expenses), net                  236,807                 (6)          (381,889)          (145,082)
                                           ------------                                             ------------

    Net loss                               $   (967,176)                                            $ (1,349,065)
                                           ============                                             ============


Footnote references:

(1)      - Cash has been adjusted to reflect the proceeds of the sale as follows:

         Accounts receivable                    $146,867
         Inventory                               200,406
         Property and Equipment, net             130,617
                                                --------
                                                $477,890
                                                ========

(2)      - Accounts receivable has been adjusted to reflect the removal of the assets sold.
(3)      - Inventory has been adjusted to reflect the removal of the assets sold.
(4)      - Fixed assets have been adjusted to reflect the removal of assets sold.
(5)      - Accumulated deficit has been adjusted to reflect the additional loss attributable to the sale.
(6)      - Other income (expense) has been adjusted to reflect the recording of the loss on sales of the operating assets.

                          MARKET FOR COMMON EQUITY AND
                         RELATED LTI STOCKHOLDER MATTERS

         LTI's Common Stock, Class A Warrants and Class B Warrants are traded on the OTC Bulletin Board under the symbols "LAMT," "LAMTW" and "LAMTZ," respectively. The Company's securities were previously traded on the Nasdaq SmallCap Market under the same symbols prior to their delisting due to a failure to meet certain Nasdaq listing requirements. The Company's securities were delisted on the following dates: Common Stock -- December 17, 1998; Class A Warrants -- December 17, 1998; and Class B Warrants -- August 12, 1998. LTI decided to delist its Units, which were reported under the symbol "LAMTU" on the Nasdaq SmallCap Market, on February 18, 1998.

         The following table sets forth the range of high and low bid quotations or high and low sales prices for the Company's securities for each of the periods indicated as reported by the OTC Bulletin Board and Nasdaq SmallCap Market, as applicable. Bid quotations reflect interdealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. The Company's securities commenced public trading on October 9, 1996.


QUARTER ENDED                                                             HIGH          LOW
-------------                                                             ----          ---

Units        ("LAMTU")
-----
Commencing October 9, 1996 and ending December 31, 1996                 $10.2500      $6.2500
March 31, 1997                                                            9.6250       7.7500
June 30, 1997                                                            11.5000       7.7500
September 30, 1997                                                       14.0625      10.5000
December 31, 1997                                                        13.5625       8.0000
February 18, 1998                                                         9.2500       2.2500


Common Stock         ("LAMT")
------------
Commencing October 9, 1996 and ending December 31, 1996                  $5.6250      $3.7500
March 31, 1997                                                            5.6250       4.0000
June 30, 1997                                                             6.3750       4.7500
September 30, 1997                                                        7.0000       5.8750
December 31, 1997                                                         6.6250       3.5000
March 31, 1998                                                            4.2500        .6880
June 30, 1998                                                             1.0000        .2500
September 30, 1998                                                         .6870        .1875
December 31, 1998                                                          .3437        .1875
March 31, 1999                                                             .3125        .1875


Class A Warrants        ("LAMTW")
----------------
Commencing October 9, 1996 and ending December 31, 1996                  $2.7500      $2.0000
March 31, 1997                                                            3.0000        .9375
June 30, 1997                                                             3.0000        .9375
September 30, 1997                                                        3.6250       2.3750
December 31, 1997                                                         4.1875       2.0625
March 31, 1998                                                            2.4380        .3440
June 30, 1998                                                              .3450        .0310
September 30, 1998                                                         .0620        .0310
December 31, 1998                                                         .03125       .03125
March 31, 1999                                                            .03125       .03125

QUARTER ENDED                                                             HIGH          LOW
-------------                                                             ----          ---

Class B Warrants        ("LAMTZ")
----------------
Commencing October 9, 1996 and ending December 31, 1996                  $2.0000      $1.5000
March 31, 1997                                                            1.3750       1.1250
June 30, 1997                                                             2.3750       1.1250
September 30, 1997                                                        2.8125       1.8125
December 31, 1997                                                         2.8125       1.3125
March 31, 1998                                                            1.4380        .1250
June 30, 1998                                                              .1250       .03125
September 30, 1998                                                        .03125       .03125
December 31, 1998                                                         .03125       .03125
March 31, 1999                                                            .03125       .03125

         On April 28, 1999, the day immediately preceding the Company's public announcement of the Proposed Sale, the range of the bid and asked prices of the Company's Common Stock as quoted on the OTC Bulletin Board was $0.25 (high) to $0.25 (low). On that date, the Company's Common Stock closed at $0.25.

HOLDERS

         The approximate number of record holders of shares of the Common Stock of the Company outstanding as of May 6, 1999 was 46.

DIVIDENDS

         The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. As discussed above, LTI currently intends to retain the proceeds of the Proposed Sale and will not pay out any dividend to stockholders in connection therewith. The declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors and will depend upon factors deemed relevant by the Board of Directors.

LTI WARRANTS

         As of May 6, 1999, LTI has issued and outstanding Class A Warrants to purchase 2,952,400 shares of LTI Common Stock and Class B Warrants to purchase 4,907,500 shares of LTI Common Stock.

         Each of LTI's Class A Warrants entitles the registered holder to purchase one share of LTI Common Stock and one LTI Class B Warrant at an exercise price of $6.50 at any time until October 8, 2001. Additionally, LTI may redeem the Class A Warrants on 30 days' written notice at a redemption price of $.05 per Class A Warrant if the "closing price" of LTI's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share. "Closing price" means the closing bid price of LTI's Common Stock if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. If LTI elects to redeem any Class A Warrants, it must redeem all Class A Warrants; no partial redemptions of the Class A Warrants are permitted.

         Each of LTI's Class B Warrants entitles the registered holder to purchase one share of Common Stock at an exercise price of $8.75 at any time after issuance until October 8, 2001. Additionally, LTI may redeem the Class B Warrants on 30 days' written notice at a redemption price of $.05 per Class B Warrant, if the closing price (as defined above) of LTI's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $12.25 per share. If LTI elects to redeem any Class B Warrants, it must redeem all Class B Warrants; no partial redemptions of the Class B Warrants are permitted.

         The Warrants provide for adjustment of the exercise price and for a change in the number of shares of Common Stock issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the LTI Common Stock or upon issuance of shares of LTI Common Stock at prices lower than the market price of LTI Common Stock, other than issuances upon exercise of options granted to employees, directors and consultants to LTI under LTI's stock option plans, other warrants that were outstanding on the date of the initial registration of the Class A Warrants and Class B Warrants, or with respect to LTI's Unit Purchase Options.

         LTI has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon the exercise of the Class A Warrants and the Class B Warrants. Class A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of LTI) for the number of shares with respect to which the Warrant is being exercised. Shares issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.

         For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which LTI could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when LTI would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

         The Warrants do not confer upon the holder any voting or other rights of a stockholder of LTI. Upon notice to the holders, LTI has the right to reduce the exercise price or extend the expiration date of the Warrants.

ESCROW SHARES

         In connection with LTI's initial public offering in 1996, the then-stockholders of LTI placed, on approximately a pro rata basis, 410,000 shares, or one-third of the outstanding shares of LTI's Common Stock before the initial public offering, into escrow pursuant to an escrow agreement. These escrowed shares are not transferable or assignable; however, they may be voted by the beneficial holders thereof. The escrow shares will be released from escrow only if certain financial conditions or market prices for the Common Stock have been met or achieved. As of the date of this Proxy Statement, none of the financial conditions has been satisfied, nor has the market price been achieved; therefore, no shares have been released from escrow. Any money, securities, rights or property distributed in respect of the escrow shares, and including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of LTI, will be held in escrow until release of the escrow shares. If none of the applicable financial conditions or market price levels have been met or achieved by March 31, 2000, the escrow shares, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to the capital of LTI.

                        INFORMATION REGARDING THE COMPANY

                                    BUSINESS

PRELIMINARY NOTE

         As discussed elsewhere in this Proxy Statement, after the completion of the Proposed Sale, the Company will have no further operating business and LTI's management and Board of Directors intend to concentrate their efforts on exploring Business Combination opportunities. The description of the Company's business set forth below provides a discussion of LTI's business to date, but is not meant to imply that the Company will proceed with such operations and strategy if the Proposed Sale is not approved by stockholders and completed. In the event that the Proposed Sale is not approved by stockholders or not completed for any other reason, LTI will attempt to find another buyer for the operating assets, seek a merger or similar combination transaction, or find additional sources of financing to allow it to continue operations. There can be no assurance that any of these alternatives would be available to the Company on desirable terms, if at all.

OVERVIEW

         Laminating Technologies, Inc. was incorporated in Georgia, in March 1993, as New Cooler Corp., and subsequently changed its name to Laminating Technologies, Inc. In April 1996, that company was merged into Laminating Merger Corporation, a Delaware corporation, which changed its name to Laminating Technologies, Inc.

         LTI is a development stage company which has been organized to research, develop, design and market value-added packaging and specialty display products which are manufactured using LTI's proprietary processing method, known as LTI Processed(R). LTI Processed(R) is a patented process to laminate polyester film onto single thickness paper (linerboard), to corrugate the laminated paper and film, and to pre-print or post-print using multiple colors. The result is a packaging material that will not delaminate over time and can withstand baking and freezing.

         The LTI Processed(R) process can be utilized to produce a wide variety of packaging products and specialty displays. To date, LTI has produced a number of commercial products, including bakery dessert discs, pads and trays, catering HOT'N COOLER(R) containers, frozen food shippers, point of purchase displays, pizza delivery boxes and medical shippers. LTI believes that these products, together with other potential LTI Processed(R) products, are capable of improving upon existing packaging products by reducing or eliminating certain limitations associated with such products. For example, LTI Processed(R) products may be leakproof, resistant to a variety of solvent and petroleum-based chemicals, recyclable, stronger, and have higher bursting strength than conventional corrugated products. LTI also believes that the LTI Processed(R) method may permit higher quality printing and results in more attractive packaging than corrugated materials printed with traditional printing processes. Such aesthetic qualities have become more important in recent years as retailers have significantly increased the extent to which they display and sell products in the same packaging in which they were shipped.

         In addition, while LTI Processed(R) material is more costly to produce than traditional corrugated board, it is generally less expensive than certain other non-corrugated packaging products, including metal and plastic. Moreover, because LTI Processed(R) containers often can be reused and can be collapsed in the store pending reuse (thereby requiring less storage space than containers made from materials such as styrofoam, metal and plastic), they may be more cost-effective than other packaging materials, including traditional corrugated materials. Based on these potential performance advantages and cost savings, LTI believes that LTI Processed(R) packaging materials may be preferred to many packaging products currently marketed by others.

PRODUCTS

         On April 17, 1997, LTI announced "BAKE'N SHIP(TM)", a new product line, which is available for sale to the baking industry. BAKE'N SHIP(TM) utilizes LTI's patented and proprietary process, resulting in a new material which is ovenable and freezable with the strength and structure of corrugated material. This is LTI's first commercial product.

The new product line can streamline the process by which bakery products are produced by allowing the baker to bake, freeze, ship and display in one package. In addition, certain versions of the product line provide an appealing presentation media for baked goods.

         In February 1998, LTI introduced its new "HOT'N COOLER(R)" line of water-tight containers that keep food and beverages hot or cold, depending upon the application. Research conducted by an independent laboratory has proven that HOT'N COOLER(R) cools down faster (cans and ice) than the traditional hard plastic, soft bag or styrofoam coolers. Additionally, during testing, HOT'N COOLER(R) has proven to hold heat longer for food caterers of beans, ribs, chicken, etc. HOT'N COOLER(R) products are available through the Company's existing master distribution network.

OPERATING STRATEGY

         LTI's strategy to date has focused on: (i) designing, developing and marketing value-added, niche LTI Processed(R) products both directly and indirectly to focused market segments, (ii) leveraging these developed markets to and through vertically integrated forest product companies creating strategic alliances, and (iii) obtaining license agreements and/or royalty arrangements favorable to LTI expanding both the uses and volume for LTI Processed(R) products.

STRATEGY FOLLOWING THE COMPLETION OF THE PROPOSED SALE

         As discussed elsewhere in this Proxy Statement, after the completion of the Proposed Sale, the Company will have no further operating business and LTI's management and Board of Directors intend to concentrate their efforts on exploring Business Combination opportunities. The Board of Directors has determined at this time not to liquidate the Company or otherwise distribute any of its remaining assets, including any of the proceeds of the sale to PAC, to LTI stockholders through a liquidation, special dividend, stock repurchase or similar device. Rather than dissolve the Company, the Board has determined to maintain the Company as a public "shell" corporation which will seek suitable Business Combination opportunities. The Board believes that a Business Combination with an operating company has the potential to create a greater value for LTI stockholders than a liquidation or similar distribution.

INDUSTRY BACKGROUND

         The corrugated packaging industry is divided into three basic groups: integrated converters, non-integrated converters and sheet plants. Integrated converters are the largest manufacturers, grow and harvest their own timber and process it for high volume into large, pre-sized linerboard rolls in various basic grades. Linerboard produced for in-house corrugation is then moved to corrugating lines where it is processed, cut and printed if desired. Integrated converters are extremely competitive and focus primarily on high speed, high volume manufacture of commodity-type paper and packaging products with low profit margins. Accordingly, they generally avoid production of value-added products which typically require costlier materials, more manual labor, interruptions in production and have shorter manufacturing runs. Integrated converters have the advantage of being largely self-sufficient for supplies of raw materials and can guarantee continuity of production, thus competing with value-added products largely by providing basic corrugated packaging at low prices.

         Non-integrated corrugating converters do not produce their own linerboard but purchase linerboard roll-stock and corrugate it into sheets from which finished packaging and other products are produced, either by them or by sheet plants. Non-integrated converters generally compete on a smaller scale, are regional in scope, focus their operations on shorter runs and produce more value-added products than integrated converters.

         Sheet plants do not produce or corrugate rolls of linerboard but rather purchase finished corrugated sheets from converters and then design, cut, customize and process these sheets into finished packaging, displays and other specialty items, including post-corrugation laminated products such as point-of-purchase displays. Sheet plants generally market to local or regional end users who require higher cost, special design or value-added packaging and have shorter run needs.

PRODUCT BACKGROUND

         Since the late 1960s, the corrugating industry has focused its technological research and development largely on generating faster and more efficient production of basic corrugated products through the use of high speed corrugation, die-cutting and processing equipment designed to reduce labor costs. Few advances have been made in the design or construction of the actual corrugated packaging materials. LTI believes that there is a market for products with physical properties such as insulation, improved strength, resistance to chafing of the package surface, reduced abrasion of packaged products, resistance to water and other liquids and improved graphics, print resolution and gloss finishes. However, although film-on-film and film-on-paper laminates exist for items such as snack-food bags and specialty products, LTI believes that there currently exists no other film laminates that can withstand the heat, pressure and stress of corrugation.

         There currently exist certain alternative methods for producing value-added corrugated products. For example, wax and other chemical coatings allow corrugated board to be water resistant and scuff and abrasion resistant. However, wax and chemical coatings are often absorbed by the linerboard over time, thereby affecting its structural integrity. Increased bursting strength can be achieved by increasing the weight of the linerboard or through "double wall" or "triple wall" construction in which two or three layers of corrugating "flutes" are sandwiched between layers of linerboard, creating bulkier material which is difficult to bend. To the extent that packaging is required which exceeds the capabilities of traditional corrugated boards, other materials such as styrofoam, metal and plastic can be used. However, in addition to limited physical advantages, many currently available value-added corrugated products are often not purchased by national end users because they are typically manufactured by non-integrated converters whose focus is more regional.

         The most advanced printing method currently available for high volume production of corrugated material is pre-printing on linerboard before corrugating. Pre-printed linerboard is produced in roll form and then corrugated into sheets. This type of printing has certain problems associated with it such as chafing of the exposed printed surface and cracking along the "score line" (a crease placed into a product to allow easy bending). Additionally, because the process entails printing of a porous, exposed surface, it requires more ink to be used and thus allows somewhat limited graphics quality and gloss capabilities. Pre-printing on linerboard also requires that higher quality, and therefore more expensive, linerboard be used.

         An alternative printing method, litho-laminating, involves the lamination of lithographically printed paper (lithographic printing produces a higher quality image and is commonly referred to as offset printing) onto already corrugated rigid sheets. Both the lithographic printing and the handling of the rigid corrugated sheets are relatively slow and labor intensive and thus more costly, but are generally required for items which demand the most advanced graphics available such as point-of-purchase displays. Litho-laminated products also suffer from the problems of chafing of the printed surface and cracking along the score lines because the printed surface is exposed.

LTI PROCESSED(R)

         LTI believes that the application of the LTI Processed(R) method, which is a patented and proprietary process involving the lamination of polyester film onto linerboard before corrugation, results in a packaging and display material that is physically superior, more attractive and potentially more cost-effective than some traditional corrugated products and certain non-corrugated packaging products, including metal and plastic. The LTI Processed(R) material is laminated to the linerboard prior to corrugation.

         The corrugating process entails using steam, heat and pressure to mold paper into the interior flutes of the corrugated board and these flutes are then sandwiched between two layers of linerboard using a starch bonding agent and the further application of heat and pressure. The stress inherent in the corrugating process can cause improperly laminated film to distort, shrink, melt, or delaminate over time and can cause improper bonding agents to bubble or crystallize. LTI believes that the LTI Processed(R) method avoids these problems by utilizing a proprietary combination or combinations of film, linerboard and polymer bonding agents and by laminating using proprietary laminating techniques. LTI believes that independent companies possessing the proper machinery could produce LTI Processed(R) products with little or no modification of existing equipment and with only minor interruption in production and thus with minimal added processing cost. The resulting laminate could then be corrugated using traditional methods and virtually no modification of existing machinery, thereby permitting high volume production of LTI Processed(R) corrugated material.

         LTI believes that the LTI Processed(R) laminate provides a protective barrier allowing corrugated board, in the right configuration, to be leakproof and resistant to a variety of petroleum-based products and other chemicals for extended periods of time. The laminate allows the board to have a higher bursting strength (bursting strength refers to the ability of the board surface to withstand pressure before tearing) than traditional corrugated board. LTI Processed(R) materials may also be recyclable, a significant advantage over styrofoam, which may pose certain environmental hazards and has been restricted in certain areas.

         LTI believes that the LTI Processed(R) method can also significantly improve on the ability to print corrugated board, especially for high volume production orders. High volume printing of LTI Processed(R) materials can be done in one of two ways, either by reverse-printing the polyester film before laminating and corrugating or by printing onto linerboard before laminating and corrugating. Both of these methods afford higher quality, more durable graphics than is possible on traditional corrugated material while maintaining economies of scale not possible with litho-lamination.

         Reverse printing the polyester film ("reverse printing") before laminating produces the highest quality image because the smooth surface of the film allows extremely detailed, high resolution printing using minimal quantities of ink. Laminating polyester film onto pre-printed linerboard ("pre-printing") also allows high quality, high resolution and more detailed images because the layer of film protects the printed surface. Pre-printing is used when the width of the product to be printed exceeds the width of film printers, which are generally used for items such as snack-food bags and are generally not designed for larger dimension printing. Both of these methods have high gloss capabilities and eliminate the chafing and cracking problems associated with traditional printing methods on corrugated material because the printed surface is protected by the external layer of film. These processes may reduce the cost of high quality printing on corrugated products by effectively integrating printing into the corrugator's high-speed, high-volume production lines. Moreover, in either case, there is no need for the corrugator to utilize quality linerboard as is the case with traditional corrugated printing processes.

PRODUCT DEVELOPMENT

         LTI believes that the LTI Processed(R) method can be utilized to produce a wide variety of packaging products and specialty displays. For example, LTI believes that LTI Processed(R) may be utilized to produce reusable containers for the large scale delivery of cold, frozen and fresh food which is now frequently shipped in single-use cardboard boxes, as well as for packaging of specialty and mail-order fresh foods, replacing bulky styrofoam and plastic containers which are expensive to produce and ship. LTI believes LTI Processed(R) products can be used as an alternative to styrofoam coolers and it has produced waterproof, reusable, collapsible and printable beer, wine and soft drink coolers and containers. LTI has also produced catering and pizza delivery boxes and believes that LTI Processed(R) can produce improved alternatives to corrugated products currently used in these industries. LTI Processed(R) products may also have applications for the shipment of items with delicate finishes and where the use of styrofoam has been curtailed (for example, in the case of products shipped to the European Union). LTI Processed(R) products may also be employed in the medical industry for packaging difficult to handle and contaminated items and for containers for paints, solvents and chemicals which are currently stored in metal cans.

         LTI had targeted the prepared dessert segment of the bakery industry as an initial market and developed a line of LTI Processed(R) bakery products for institutional baking of cakes, cheese cakes, brownies, cobblers and strudel products, that are physically superior and more cost effective than alternative products currently used in the industry. LTI has continued to design, develop and test alternative packaging designs and products targeted at other industries. Because the exact specifications of the LTI Processed(R) material can vary significantly depending on the use to which the product is put, LTI must continually test sample products designed for specific end use applications.

         During the last two fiscal years ending March 31, 1999 and 1998, LTI has spent approximately $463,000 and $543,000, respectively, for research and development expenses.

SALES AND MARKETING

         LTI's sales force currently consists of two salespersons and a national master distributor. LTI has focused directly on large volume users with its sales force and through brokers and distributors for products better suited to fit these channels. LTI has also utilized the services of independent sales representatives. The sales force is under the direction of J. Scott Stewart, Senior Vice President of Marketing/Sales.

         LTI believes that much of the corrugated packaging industry is characterized by long-standing business relationships and single source purchasing (bundling) between manufacturers and end users. In addition, potential customers currently utilizing non-corrugated packaging products must be convinced of the relative advantages of LTI Processed(R) products. As a result, LTI may encounter significant resistance in its marketing efforts and expects that it will be required to some extent to educate the market regarding LTI Processed(R) products. Moreover, LTI has spent significantly on trade shows, sample kits and prototypes which activities have had an adverse effect on LTI's results of operations. However, LTI believes this kind of market development activity was necessary to help educate the market and in most cases a necessity prior to consummating a sale.

MANUFACTURING

         LTI has not directly manufactured either LTI Processed(R) roll-stock or finished products. Instead, LTI has contracted with manufacturers to produce its products. LTI Processed(R) polyester film can be laminated either on laminating machines which are currently used largely for film-on-film lamination, or on coating machines which currently coat single-ply cardboard with polyethylene and other coatings for finishes such as those on cereal boxes. LTI believes that, with the proper direction by trained personnel, independent companies possessing the proper laminating and coating machinery can produce LTI Processed(R) material with little or no modification of existing equipment and with only minor interruption in production and thus with minimal added cost. LTI believes that there are a sufficient number of laminators and coaters both locally and nationally to fill LTI's production needs. LTI has entered into a formal arrangement with Ludlow Corporation, a laminator and coater, to provide its products to Company designated corrugators and converters. LTI has out-sourced the corrugation of LTI Processed(R) roll-stock with Jet Corr, Inc., a corrugator, to provide for the corrugation of LTI Processed(R) roll-stock and such production is currently commercialized. Through the use of a laminator, a corrugator and a converter, LTI is capable of manufacturing its products for the baking industry (BAKE'N SHIP(TM)) in commercially viable quantities.

COMPETITION

         Competition in the corrugated and packaging industries is intense and based significantly on price. Moreover, certain aspects of LTI's business, including printing, are characterized by rapidly evolving technology that could result in the technological obsolescence of processes utilized by LTI. LTI competes with many corrugating firms and manufacturers of other packaging products, including those made of styrofoam, metal and plastic. Most of LTI's competitors have substantially greater financial, technical and human resources than LTI and may be better equipped to develop, manufacture and market products. These companies also compete with LTI in recruiting and retaining highly qualified personnel and consultants.

         Additionally, there are both corrugated and other packaging and display materials available which can provide some or all of the physical characteristics of LTI Processed(R) products as well as high quality aesthetics and which directly compete with LTI's products. Major corrugating and integrated converters produce large quantities of corrugated products with wax and other coatings which are water resistant and can be used, for example, to pack wet and frozen foods for extended periods and to reduce abrasion of items with delicate finishes. LTI has faced intense competition from these manufacturers to the extent that these products present viable alternatives to LTI Processed(R) products. These products remain attractive to many end users as they can be lower priced and end users will not have to incur the potential cost of interrupting product lines and supply sources to accommodate different packaging from a new company. Additionally, LTI has faced competition for non-integrated converters who supply corrugated products that are laminated with high quality, lithographically printed paper. While LTI believes that these products do not have the physical properties of LTI Processed(R) and offer little price advantage over LTI Processed(R), they effectively compete with LTI's products in the market for quality printed products.

         Competition also exists with respect to markets for other forms of value-added packaging, including products such as styrofoam, metal and plastic. The physical properties and performance of these other materials have been long established, end users of these products are accustomed to using these materials, and manufacturers have massive national and international production and marketing efforts as well as sophisticated and well developed product lines.

PATENTS AND PROPRIETARY RIGHTS

         LTI's control of the process will depend in part on its ability to obtain patent protection for its products, both in the United States and abroad. On December 9, 1988, Michael Olvey, Sr., the inventor of the LTI Processed(R) method and a founder and former President of LTI, filed a patent application with the U.S. Patent and Trademark Office (the "U.S. Patent Office") covering LTI's LTI Processed(R) technology. On March 15, 1990, the U.S. Patent Office rejected claims of LTI's patent application as being too broad in light of prior art. On April 19, 1993, Mr. Olvey assigned the rights to this patent application to LTI. LTI submitted further modifications of its original application and was granted U.S. Patent No. 5,772,819 on June 30, 1998 for the LTI Processed(R) method. Additionally, U.S. Patent No. 5,853,121 was granted to LTI on December 29, 1998 for the HOT'N COOLER(R) tent top design. LTI also submitted a patent application for its tray erector on March 1, 1999 but has not yet received a patent for this product.

         There can be no assurance that any patent applications filed by or on behalf of LTI will result in patents being issued, that patents issued to LTI will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any significant competitive advantage to LTI. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products or technologies or will not design around any of LTI's patents.

         LTI also relies on trade secret protection for its confidential and proprietary information. However, trade secrets are difficult to protect and there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to LTI's trade secrets or disclose such technology, or that LTI can meaningfully protect its rights to patented and unpatented trade secrets.

         LTI has protected its proprietary technology through the use of non-disclosure agreements with the laminators, corrugators, converters and printers and will do so with any suppliers with which it may establish strategic alliances and production relationships. LTI also requires that certain of its employees and consultants execute a confidentiality agreement upon the commencement of an employment or consulting relationship with LTI. The agreements generally provide that trade secrets and all inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship shall be the exclusive property of LTI and shall be kept confidential and not disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for LTI's proprietary information in the event of unauthorized use or disclosure of such information.

SUPPLIERS

         LTI is dependent on the suppliers of the raw materials used to produce LTI Processed(R) products, including polyester film and linerboard. The corrugating industry periodically suffers shortages of linerboard. These shortages more seriously affect non-vertically integrated corrugating converters (those who do not own their own timber and produce their own roll-stock) by raising prices and forcing customers of corrugated board to purchase from integrated converters. To the extent LTI intends to utilize non-integrated converters for the production of LTI Processed(R) packaging, a shortage-induced price increase could raise the price of such LTI Processed(R) materials beyond the value margin, causing end users to seek integrated suppliers which may not use LTI's products. LTI has relied upon Ludlow


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



Corporation as a principal supplier of linerboard. Additionally, LTI has entered into contracts with Jet Corr, Inc. and Packaging Atlanta Corporation to corrugate and convert, respectively, LTI's integrated products.

GOVERNMENT REGULATION

         To the extent that LTI Processed(R) is used in the food service and packaging industries, LTI is required to ensure that its products meet federal Food and Drug Administration (the "FDA") regulations regarding materials used in contact with food. Polyester film used by LTI has received FDA approval for contact with food. LTI believes that both polyester film and the bonding agents used in LTI Processed(R) products are in compliance with approved food additive regulations permitting the types of food contact use contemplated by LTI. However, there can be no assurance that LTI's use of the materials included in its products will not require separate FDA approval. Obtaining FDA approval has historically been a costly and time-consuming process. LTI may also need to seek regulatory approval from foreign governments for the use of the LTI Processed(R) products shipped to those countries. The failure to obtain any required regulatory approvals could have a material adverse effect on LTI. To date LTI has not incurred substantial expenses to comply with environmental laws.

EMPLOYEES

         LTI currently has seven full-time employees and one part-time employee. LTI also utilizes the services of independent sales representatives. None of LTI's employees is represented by a labor union and LTI believes its relations with its employees to be satisfactory. On April 1, 1997, LTI placed its employees with Paradyme, a Professional Employer Organization. Under terms of the arrangement with Paradyme, LTI's employees became employees of Paradyme, entitling the employees to obtain superior benefits that LTI previously could not offer to its employees. While LTI must pay for the payroll cost of the employees, and a fee for this service, it avoids the overhead and additional administrative costs typically associated with these benefits.

         It is currently anticipated that three of the Company's current employees will remain with LTI following the completion of the Proposed Sale, including Michael Noonan (President and Chief Executive Officer), Don Aldridge (Chief Financial Officer) and Shirley Pigg (Controller). They will be responsible for the administrative functions associated with running the shell company and assist in the Company's efforts to identify and negotiate with suitable Business Combination candidates, and are expected to continue with the Company until such time as LTI finds a suitable Business Combination partner or is liquidated. It is the Company's understanding that PAC has begun discussions with four members of LTI's management to employ such individuals subsequent to the completion of the Proposed Sale. These four individuals are Bob Dover (Secretary and Vice President), Tim Titus (Marketing Director), Jim Scherer (National Accounts Manager) and Kerry Clemmons (Administrative Manager).

                                   PROPERTIES

         LTI currently leases approximately 5,000 square feet of office space in Atlanta, Georgia for its executive offices pursuant to a month-to-month agreement (which commenced as a two-year lease on January 1, 1997) which provides for a monthly rent of $4,791.66.

         LTI also currently leases approximately 28,000 square feet of warehouse space in Canton, Georgia. This is also a month-to-month agreement (which commenced as a one-year lease on January l, 1998) which provides for a monthly rent of $5,250.00.

         In connection with the Proposed Sale, LTI intends to relinquish the office space and warehouse space and relocate its administrative functions to other, smaller office space that will be adequate for its reduced staffing needs.


                                LEGAL PROCEEDINGS

         LTI is not involved in any material legal proceedings.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The Company is a development stage company organized to develop, design and market value-added packaging and specialty display products. Since its inception, the Company's efforts have been principally devoted to research, development and design of products, marketing activities and raising capital. The Company has had only limited sales and has incurred substantial operating losses from these activities. The Company has only recently been experiencing repeat orders from customers. Previously, the Company believed customers were ordering primarily to evaluate the commercial potential of the Company's products.

         As discussed elsewhere in this Proxy Statement, after the completion of the Proposed Sale, the Company will have no further operating business and LTI's management and Board of Directors intend to concentrate their efforts on exploring Business Combination opportunities.

         The following discussion should be read in conjunction with the LTI's audited financial statements, including the notes thereto, included elsewhere in this Proxy Statement.

RESULTS OF OPERATIONS

         Fiscal Year Ended March 31, 1999 Compared with Fiscal Year Ended March 31, 1998

         Net sales increased from approximately $519,000 in the twelve months ended March 31, 1998 (fiscal 1998) to $1,878,000 in the twelve months ended March 31, 1999 (fiscal 1999). In addition to pursuing product sales, LTI continued to invest its resources in developing its technology for commercialization during fiscal 1999. Gross profit was approximately $118,000 in fiscal 1998 as compared to a gross profit of $594,000 in fiscal 1999.

         Selling, general and administrative expenses increased by 15% from approximately $1,154,000 in fiscal 1998 to approximately $1,335,000 in fiscal 1999. The increase is primarily attributable to additional costs in fiscal 1999 related to obtaining a patent and additional legal costs attributable to the abandoned merger with Pen Interconnect, Inc.

         Research and development expense decreased by 15% from approximately $543,000 in fiscal 1998 to approximately $463,000 in fiscal 1999. This decrease is primarily due to much of the Company's product line moving from the research and development stage in fiscal 1999 to the actual commercialization of the products.

         Interest expenses decreased by $1,000 from approximately $6,000 for fiscal 1998 to approximately $5,000 for fiscal 1999. The decrease is due to the reduction in the outstanding balance of a note payable.

         Investment income decreased from approximately $233,000 in fiscal 1998 to approximately $124,000 in fiscal 1999. This decrease is primarily due to the amount of cash available for investing being greater in fiscal 1998 than in fiscal 1999.

         Net loss decreased 28% from approximately $1,352,000, or $.49 per share, in fiscal 1998 to approximately $967,000, or $.35 per share, in fiscal 1999, as a result of the foregoing factors.

LIQUIDITY AND CAPITAL RESOURCES

         Prior to its initial public offering, the Company funded its activities through loans from principal stockholders and private placements of equity and debt securities. On October 9, 1996, the Company sold 1,700,000 Units at $5 per Unit in a public offering. Each Unit consists of one share of Common Stock, one Class A Warrant and one Class B Warrant. On November 4, 1996 the underwriter exercised its over-allotment option to purchase an additional 255,000 units at $5 per Unit. The initial public offering resulted in total net proceeds to the Company of approximately $7,988,000.

         The net proceeds were used to: (1) repay the bridge debt of $1,995,000 plus accrued interest, (2) pay the $150,000 accrued dividends on preferred stock, (3) repay other existing debt and payables of approximately $320,000, and
(4) provide working capital for operations. Additional proceeds of the offering have been used by the Company to implement its business plan, which has included the development and testing of products utilizing the LTI Processed method and sales and marketing activities. At March 31, 1999, the Company had $1.9 million in cash and liquid investments. If the Company were to continue its current operations, it would expect to continue to incur substantial research, development and marketing costs in the future. In addition, if the Company were to continue its current operations, it would also expect that general and administrative costs necessary to support manufacturing and the expansion of a marketing and sales organization would increase in the future. Accordingly, the Company would expect to continue to incur operating losses for the foreseeable future if it continued its current operations.

         The Company anticipates that the proceeds of the Proposed Sale and a portion of its remaining cash will be used to repay substantially all of LTI's indebtedness and satisfy its other obligations. On a going-forward basis, LTI plans to use a portion of its remaining cash to pay ongoing general and administrative expenses, which are expected to be significantly reduced from their current levels, and to seek suitable Business Combination candidates. LTI's operating expenses after the Proposed Sale may involve the leasing of office space sufficient to support three or more employees, the employment of individuals necessary for the negotiation and implementation of a Business Combination, and the retention of legal, financial and other counsel and advisors to assist the Company in its negotiations and with regulatory compliance matters. The Company expects that its monthly operating expenses following completion of the Proposed Sale will be reduced to $25,000, without taking into account possible fees and expenses of legal, financial and other counsel and advisors.

         Pending a Business Combination, the Company's cash assets will be invested as the Company believes appropriate under the circumstances, which may include, certificates of deposit, money-market accounts, United States Government securities or other short-term instruments. LTI will attempt to make such investments in a manner that will not cause it to be considered an investment company subject to regulation under the Investment Company Act of 1940.

         Certain common stockholders have agreed to place 410,000 shares of Common Stock of the Company into escrow ("Escrow Shares"). The Escrow Shares will be released from escrow only if certain financial conditions or market prices for the Common Stock have been met or achieved. As of the date of this Proxy Statement, none of the financial conditions has been satisfied, nor has the market price been achieved; therefore, no Escrow Shares have been released from escrow. In the event of the release of the Escrow Shares, the Company will recognize during the period in which the earnings thresholds are probable of being met or such stock price levels achieved, a substantial non-cash charge to earnings (not deductible for income tax purposes) equal to the fair market value of such shares on the date of their release, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. There can be no assurance that the Company will attain the targets which would enable the Escrow Shares to be released from escrow. The recognition of the potential charges to income described above may have a depressive effect on the market price of the Company's securities.

         At March 31, 1999 the Company had net operating loss carry-forwards for Federal income tax purposes of approximately $8,353,000. The net operating loss and credit carry-forwards expire from March, 2009 through March, 2019. Additionally, the Company's ability to utilize its net operating loss carry-forwards may be subject to annual limitations pursuant to Section 382 of the Internal Revenue Code.

INFLATION

         LTI's financial statements are prepared in accordance with historical accounting systems, and therefore, do not reflect the effect of inflation. The impact of changing prices on the financial statements is not considered significant.

YEAR 2000

         The Company believes that Year 2000 issues will not have a material effect on its business. The Company uses packaged software for its accounting and administrative functions. LTI has contacted its software vendors and received assurances that the software is Year 2000 compliant.

                              INDEPENDENT AUDITORS

         The independent accounting firm of Grant Thornton LLP audited the Company's consolidated financial statements for the years ended March 31, 1998 and March 31, 1999. A representative of Grant Thornton LLP is expected to be present at the Special Meeting, will be available to respond to questions, and may make a statement if the representative desires to do so.

                                 OTHER BUSINESS

         LTI does not presently know of any matters that will be presented for action at the Special Meeting other than those set forth in this Proxy Statement. If other matters properly come before the Special Meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         LTI presently anticipates that its next Annual Meeting of Stockholders will be held on or about September 8, 1999. Any proposal by a stockholder intended to be presented at the 1999 Annual Meeting of Stockholders must be received by LTI at its principal executive offices not later than July 23, 1999 for including in LTI's Proxy Statement and form of Proxy relating to that Annual Meeting of Stockholders.

                                STOCKHOLDER LIST

         A list of stockholders entitled to vote at the Special Meeting will be available for inspection by any stockholder for any purpose germane to the Special Meeting during ordinary business hours of the Company for a period of 10 days prior to the Special Meeting at LTI's principal executive offices.



                                        By Order of the Board of Directors
                                        Robert L. Dover, Secretary

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                         LAMINATING TECHNOLOGIES, INC.
                                 AND SUBSIDIARY
                            March 31, 1999 and 1998

                                    CONTENTS



                                                                    Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                     3

CONSOLIDATED FINANCIAL STATEMENTS

       CONSOLIDATED BALANCE SHEETS                                     4

       CONSOLIDATED STATEMENTS OF OPERATIONS                           5

       CONSOLIDATED STATEMENT OF CHANGES IN
         STOCKHOLDERS' EQUITY                                          6

       CONSOLIDATED STATEMENTS OF CASH FLOWS                           8

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                     10

               Report of Independent Certified Public Accountants





Board of Directors and Stockholders
Laminating Technologies, Inc.
Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Laminating Technologies, Inc. and subsidiary (a development stage company) as of March
31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended and for the period from April 19, 1993 (inception), to March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The cumulative statements of operations and cash flows for the period April 19, 1993 (inception) to March 31, 1999 include amounts for the period April 19, 1993 through March 31, 1997 which were audited by other auditors whose report dated
June 4, 1997 expressed an unqualified opinion on those statements. Our opinion, insofar as it relates to the amounts included for the period April 19, 1993 through March 31, 1997, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Laminating Technologies, Inc. and subsidiary as of March 31, 1999 and 1998, and the consolidated results of their operations, and their consolidated cash flows for the years then ended, and from April 19, 1993 (inception), to March 31, 1999, in conformity with generally accepted accounting principles.





Atlanta, Georgia
May 6, 1999

                  Laminating Technologies, Inc. and Subsidiary
                         (a development stage company)

                           CONSOLIDATED BALANCE SHEET

                                   March 31,

                                     ASSETS

                                                                 1999             1998
                                                            ------------     ------------

CURRENT ASSETS
   Cash                                                     $    210,271     $    738,933
   Investments (Note A-2)                                      1,670,299        2,459,011
   Accounts receivable, net of an allowance
     for doubtful accounts of $33,210                            197,733           68,923
   Inventories (Notes A-3 and B)                                 400,812          398,304
   Prepaid expenses                                               59,972          152,041
   Other current assets                                            1,544            1,544
                                                            ------------     ------------
       Total current assets                                    2,540,631        3,818,756

PROPERTY AND EQUIPMENT, NET
   (Notes A-4 and C)                                             261,234          180,634
                                                            ------------     ------------

                                                            $  2,801,865     $  3,999,390
                                                            ============     ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (Note E)

CURRENT LIABILITIES
   Current maturity of note payable                         $     39,840     $     44,441
   Accounts payable - trade                                       50,148          186,559
   Accrued expenses                                              100,080          124,200
                                                            ------------     ------------
       Total current liabilities                                 190,068          355,200

NOTE PAYABLE, NET OF CURRENT MATURITIES                               --           39,840

COMMITMENTS AND OTHER MATTERS (Note F)                                --               --

STOCKHOLDERS' EQUITY
   Series A convertible preferred stock, par value $.01,
     5,000,000 shares authorized, none issued                         --               --
   Common stock, par value $.01, 20,000,000 shares
     authorized, 3,185,100 shares issued and outstanding          31,851           31,851
   Additional paid-in capital                                 11,709,254       11,709,254
   Deficit accumulated during the development stage           (9,103,931)      (8,136,755)
   Other comprehensive earnings (loss) (Note A-2)                (25,377)              --
                                                            ------------     ------------
       Total stockholders' equity                              2,611,797        3,604,350
                                                            ------------     ------------

                                                            $  2,801,865     $  3,999,390
                                                            ============     ============

The accompanying notes are an integral part of these statements.

                  Laminating Technologies, Inc. and Subsidiary
                         (a development stage company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     April 19, 1993
                                                                     (Commencement
                                          Years ended March 31,      of operations)
                                       ---------------------------      through
                                          1999            1998       March 31, 1999
                                       -----------     -----------   --------------
Net sales                              $ 1,877,703     $   519,069     $ 2,762,475
Cost of goods sold                       1,283,642         401,119       2,717,285
                                       -----------     -----------     -----------

     Gross profit                          594,061         117,950          45,190

Selling, general and administrative
   expenses                              1,334,862       1,154,309       7,178,225
Research and development expense           463,182         543,220       1,399,732
                                       -----------     -----------     -----------


     Operating loss                     (1,203,983)     (1,579,579)     (8,532,767)

Interest expense                            (5,136)         (5,867)       (966,786)
Investment income                          124,421         232,762         466,716
Cancellation of debt                       117,522             612         289,042
Loss on abandonment of fixed assets             --              --        (104,184)
                                       -----------     -----------     -----------

     Net loss                          $  (967,176)    $(1,352,072)    $(8,847,979)
                                       ===========     ===========     ===========

Net loss per common share
       Basic                           $     (0.35)    $     (0.49)
                                       ===========     ===========

       Diluted                         $     (0.35)    $     (0.49)
                                       ===========     ===========

Weighted average number of common
   shares outstanding                    2,775,100       2,775,095
                                       ===========     ===========











The accompanying notes are an integral part of these statements.

                  Laminating Technologies, Inc. and Subsidiary
                         (a development stage company)

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                       Preferred stock                Common stock
                                                       Par Value $.01                 Par Value $.01
                                                   ----------------------         ------------------------
                                                   Shares          Amount         Shares            Amount
                                                   ------          ------         ------            ------
Common stock issued in connection
   with the acquisition of the assets of
    Cool-R Enterprises, Inc. in April 1993              --     $        --         168,114      $     1,681
Common stock issued in connection with
   obtaining rights to developed
   technology in April 1993                             --              --         150,126            1,501
Issuance of common stock for cash
   and settlement of debt in April 1993                 --              --         235,221            2,352
Cash contributed by stockholder                         --              --              --               --
Issuance of convertible preferred
   stock for cash in September 1993                250,000           2,500              --               --
Common stock issued to an officer in
   connection with the signing of an
   employment agreement in October 1993                 --              --          46,122              461
Net loss for the period April 19, 1993
   (commencement of operations)
   through March 31, 1994                               --              --              --               --
                                               -----------     -----------     -----------      -----------
Balance, March 31, 1994                            250,000           2,500         599,583            5,995
Issuance of common stock
   for cash in May 1994                                 --              --           3,690               37
Common stock issued as consideration
   for compensation in August 1994                      --              --          50,662              507
Services contributed by stockholder                     --              --              --               --
Net loss for the year ended
   March 31, 1995                                       --              --              --               --
                                               -----------     -----------     -----------      -----------
Balance, March 31, 1995                            250,000           2,500         653,935            6,539
Issuance of common stock as
   settlement of notes payable to a
   stockholder in June 1995                             --              --          33,208              332
Collection of stock subscription                        --              --              --               --
Common stock purchased  for treasury                    --              --        (126,114)              --
Common stock issued from treasury                       --              --         126,114               --


                                                                                                Deficit
                                                                                              Accumulated      Other
                                                 Stock      Additional                         During the  Comprehensive
                                            Subscription     Paid-in           Treasury       Development    Earnings
                                             Receivable      Capital             Stock            Stage       (loss)        Total
                                            ------------    ----------       ----------       -----------  ------------- ----------
Common stock issued in connection
   with the acquisition of the assets of
    Cool-R Enterprises, Inc. in April 1993     $    --      $    (1,681)     $        --      $  (255,952)     $ --      $ (255,952)
Common stock issued in connection with
   obtaining rights to developed
   technology in April 1993                         --           (1,501)              --               --        --              --
Issuance of common stock for cash
   and settlement of debt in April 1993             --          635,148               --               --        --         637,500
Cash contributed by stockholder                     --           12,500               --               --        --          12,500
Issuance of convertible preferred
   stock for cash in September 1993                 --          497,500               --               --        --         500,000
Common stock issued to an officer in
   connection with the signing of an
   employment agreement in October 1993         (1,250)         124,539               --               --        --         123,750
Net loss for the period April 19, 1993
   (commencement of operations)
   through March 31, 1994                           --               --               --       (1,361,215)       --      (1,361,215)
                                               -------      -----------      -----------      -----------      ----     -----------
Balance, March 31, 1994                         (1,250)       1,266,505               --       (1,617,167)       --        (343,417)
Issuance of common stock
   for cash in May 1994                             --           19,963               --               --        --          20,000
Common stock issued as consideration
   for compensation in August 1994                  --          136,799               --               --        --         137,306
Services contributed by stockholder                 --           30,000               --               --        --          30,000
Net loss for the year ended
   March 31, 1995                                   --               --               --       (1,530,061)       --      (1,530,061)
                                               -------      -----------      -----------      -----------      ----     -----------
Balance, March 31, 1995                         (1,250)       1,453,267               --       (3,147,228)       --      (1,686,172)
Issuance of common stock as
   settlement of notes payable to a
   stockholder in June 1995                         --           89,668               --               --        --          90,000
Collection of stock subscription                 1,250               --               --               --        --           1,250
Common stock purchased  for treasury                --               --         (150,000)              --        --        (150,000)
Common stock issued from treasury                   --               --          150,000               --        --         150,000

                  Laminating Technologies, Inc. and Subsidiary
                         (a development stage company)

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                           Preferred stock       Common stock
                                           Par Value $.01        Par Value $.01       Stock        Additional
                                           --------------        --------------    Subscription      Paid-in    Treasury
                                       Shares       Amount     Shares      Amount   Receivable      Capital      Stock
                                       ------       ------     ------      ------   ----------    -----------  ---------
Common stock contributed to treasury
   and cancelled                              -           -      (7,379)      (74)           -            74          -
Contribution to capital (Note I)              -           -           -         -            -       307,457          -
Net loss for the year ended
   March 31, 1996                             -           -           -         -            -             -          -
                                       --------   ---------   ---------   -------     --------   -----------   --------
Balance, March 31, 1996                 250,000       2,500     679,764     6,797            -     1,850,466          -
Warrants issued in connection
   with bridge notes                          -           -           -         -            -       665,000          -
Conversion of debt to common stock            -           -     361,061     3,611            -       974,961          -
Common stock issued as consideration
   for compensation                           -           -       4,689        47            -        12,660          -
Stock options issued by stockholders
   to an officer as compensation              -           -           -         -            -       386,000          -
Payment of cumulative dividends
   on Series A preferred stock                -           -           -         -            -      (150,000)         -
Preferred stock conversion             (250,000)     (2,500)    184,486     1,845            -           655          -
Sale of 1,955,000 shares of common
   stock (net of offering costs)              -           -   1,955,000    19,550            -     7,968,863          -
Net loss for the year ended
   March 31, 1997                             -           -           -         -            -             -          -
                                      ---------   ---------   ---------   -------     --------   -----------   --------
Balance, March 31, 1997                       -           -   3,185,000    31,850            -    11,708,605          -
Exercise of 100 class A warrants              -           -         100         1            -           649          -
Net loss for the year
   ended March 31, 1998                       -           -           -         -            -             -          -
                                      ---------   ---------   ---------   -------     --------   -----------   --------
Balance, March 31, 1998                       -           -   3,185,100    31,851            -    11,709,254          -
Net loss for the year ended
   year ended March 31, 1999                  -           -           -         -            -             -          -
Other comprehensive earnings (loss)
   unrealized net losses on
   marketable securities                      -           -           -         -            -             -          -

Comprehensive earnings (loss)                 -           -           -         -            -             -          -
                                      ---------   ---------   ---------   -------    ---------   -----------   --------
Balance, March 31, 1999                       -   $       -   3,185,100   $31,851    $       -   $11,709,254   $      -
                                      =========   =========   =========   =======    =========   ===========   ========


                                          Deficit
                                        Accumulated
                                          During the        Other
                                        Development     Comprehensive
                                           Stage        Earnings (loss)     Total
                                       --------------   ---------------   ----------
Common stock contributed to treasury
   and cancelled                                   -               -              -
Contribution to capital (Note I)                   -               -        307,457
Net loss for the year ended
   March 31, 1996                         (1,228,745)              -     (1,228,745)
                                         -----------    ------------    -----------
Balance, March 31, 1996                   (4,375,973)              -     (2,516,210)
Warrants issued in connection
   with bridge notes                               -               -        665,000
Conversion of debt to common stock                 -               -        978,572
Common stock issued as consideration
   for compensation                                -               -         12,707
Stock options issued by stockholders
   to an officer as compensation                   -               -        386,000
Payment of cumulative dividends
   on Series A preferred stock                     -               -       (150,000)
Preferred stock conversion                         -               -              -
Sale of 1,955,000 shares of common
   stock (net of offering costs)                   -               -      7,988,413
Net loss for the year ended
   March 31, 1997                         (2,408,710)              -     (2,408,710)
                                         -----------    ------------    -----------
Balance, March 31, 1997                   (6,784,683)              -      4,955,772
Exercise of 100 class A warrants                   -                            650
Net loss for the year
   ended March 31, 1998                   (1,352,072)              -     (1,352,072)
                                         -----------    ------------    -----------
Balance, March 31, 1998                   (8,136,755)              -      3,604,350
Net loss for the year ended
   year ended March 31, 1999                (967,176)              -       (967,176)
Other comprehensive earnings (loss)
   unrealized net losses on
   marketable securities                           -         (25,377)       (25,377)
                                                                        -----------
Comprehensive earnings (loss)                      -               -       (992,553)
                                         -----------    ------------    -----------
Balance, March 31, 1999                  $(9,103,931)   $    (25,377)   $ 2,611,797
                                         ===========    ============    ===========

The accompanying notes are an integral part of this statement.
                                       7

                  Laminating Technologies, Inc. and Subsidiary
                         (a development stage company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                   April 19, 1993
                                                                                                   (Commencement
                                                                Years ended March 31,              of operations)
                                                          ---------------------------------           through
                                                             1999                 1998             March 31, 1999
                                                          ------------    -----------------        --------------
Cash flows from operating activities:
   Net loss                                               $  (967,176)    $     (1,352,072)        $    (8,847,979)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
       Provision for doubtful accounts                          8,210               25,000                  53,210
       Depreciation and amortization                           93,006               88,551                 381,013
       Compensation recorded for fair value of
         common shares issued in excess of price
         paid by employee                                           -                    -                 273,763
       Compensation recorded for stock options
         issued by stockholders to an officer                       -                    -                 386,000
       Services contributed by stockholder                          -                    -                  30,000
       Noncash finance charge                                       -                    -                 684,551
       Loss on disposal of fixed assets                             -                    -                 122,375
       Changes in operating assets and liabilities:
         Increase in accounts receivable                     (137,021)             (85,151)               (238,514)
         Increase in inventories                               (2,508)            (294,978)               (341,111)
         Increase in other assets and prepaid expenses         92,069             (112,018)                (45,499)
         Increase in due to related party                           -                    -                 790,082
         Decrease in accounts payable
           and accrued expenses                              (160,531)             (36,475)                 21,523
                                                          -----------      ---------------          --------------
              Net cash used in operating activities        (1,073,951)          (1,767,143)             (6,730,586)
                                                          -----------      ---------------          --------------

Cash flows from investing activities:
   Acquisitions of fixed assets                              (173,606)             (59,961)               (721,546)
   Sale (purchase) of investments                             763,336            1,573,256              (1,695,675)
                                                          -----------      ---------------          --------------
              Net cash provided by (used in)
                investing activities                          589,730            1,513,295              (2,417,221)
                                                          -----------      ---------------          ---------------

Cash flows from financing activities:
   Proceeds of notes payable                                   44,441              112,000               2,625,309
   Repayment of  notes payable                                      -              (27,719)             (2,611,676)
   Proceeds of notes payable - stockholders                         -                    -                 458,700
   Repayment of notes payable - stockholders                        -                    -                 (49,736)
   Advances from stockholders                                       -                    -                  11,485
   Repayment of capital leases payable                              -                    -                 (41,367)
   Proceeds from sale of common stock                               -                    -               8,600,913
   Proceeds from sale of preferred stock                            -                    -                 500,000
   Proceeds from stock subscription receivable                      -                    -                   1,250
   Cash contributed by stockholder                                  -                    -                  12,500
   Proceeds from exercise of warrants                                                  650                     650
   Payment of dividends on preferred stock                          -                    -                (150,000)
                                                          -----------      ---------------          --------------
              Net cash provided by financing activities        44,441               84,931               9,358,078
                                                          -----------      ---------------          --------------

                  Laminating Technologies, Inc. and Subsidiary
                         (a development stage company)

               CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                                                                                          April 19, 1993
                                                                                          (Commencement
                                                            Years ended March 31,         of operations)
                                                            ---------------------             through
                                                            1999              1998        March 31, 1999
                                                         ---------         ---------      --------------
Net (decrease) increase in cash                          $(528,662)        $(168,917)          210,271

Cash at beginning of period                                738,933           907,850                --
                                                         ---------         ---------         ---------

Cash at end of period                                    $ 210,271         $ 738,933         $ 210,271
                                                         =========         =========         =========



Supplemental Disclosures of Cash Flow Information
-------------------------------------------------

   Cash paid during the period for interest              $   5,136         $   5,867         $ 684,776
   Noncash transactions:
     Common stock subscribed                                    --                --             1,256
     Common stock issued for developed technology               --                --           406,875
     Conversion of debt to equity                               --                --           978,572
     Common stock issued as settlement of note
       payable to stockholder                                   --                --            90,000
     Due to stockholder for shares purchased for
       Treasury                                                 --                --            19,551
     Cancellation of debt obligation in exchange
       for fixed assets                                         --                --            54,279
     Settlement of related party debt by capital
       contribution                                             --                --           307,457



















   The accompanying notes are an integral part of these statements.

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             March 31, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Laminating Technologies, Inc. and subsidiary, (the "Company"), formerly New Cooler Corp., is a development stage company formed to research, develop, design and market packaging and specialty display products using the Company's proprietary processing method. Certain process development has been completed and management believes several product lines have obtained commercial status. The Company was incorporated on March 29, 1993 and in April 1993 acquired substantially all of the assets and assumed substantially all of the liabilities of Cool-R Enterprises, Inc. ("Cool-R"), obtaining the rights to developed technology.

   On December 17, 1998 the Company's stock and warrants were delisted. This event occurred as a result of the Company's inability to maintain a certain bid price and market capitalization requirements. The Company's stock is currently traded on the NASD Supplemental Market under the symbol "LAMT".

   1. Principles of Consolidation

   The accompanying financial statements have been prepared on a consolidated basis. They include the accounts of the Company and its wholly owned subsidiary, Revenue Process Development, Inc. All intercompany transactions and balances have been eliminated in consolidation.

   2. Investments

   Investments consist primarily of commercial paper. These investments are accounted for as available for sale securities and are stated at fair value, which approximates cost. Unrealized gains or losses on these investments are included in other comprehensive earnings (loss).

   3. Inventory

   Inventory is recorded at lower of cost or market, using the first-in, first-out (FIFO) cost flow method.

   4. Property and Equipment

   Machinery, furniture and equipment, including property under capital lease arrangements, are carried at cost. Depreciation is provided using the double declining balance method over the estimated useful lives of the assets as follows:

           Machinery and equipment                                                    3-10 years
           Furniture and fixtures                                                        5 years

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

   5.  Advertising Expense

   All advertising costs are expensed in the period incurred. Advertising expense for the years ended March 31, 1999, and March 31, 1998 was approximately $136,000 and $130,000, respectively.

   6.  Stock Based Compensation

   The Company's stock option plans are accounted for under the intrinsic value method in which compensation expense is recognized for the amount, if any, that the fair value of the underlying common stock exceeds the exercise price at the date of grant.

   7.  Income Taxes

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets when it is more likely than not that the asset will not be realized.

   8.  Loss Per Share

   Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Diluted net loss per common share is based upon the weighted average number of common shares outstanding less contingently returnable shares plus dilutive potential common shares, including options and warrants outstanding during the period.

   9.  Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

   10. Fair Value of Financial Instruments

   The Company's financial instruments recorded on the balance sheet include cash, investments, accounts receivable, accounts payable and debt. Because of their short maturities, the carrying amount of cash, investments, accounts receivable and accounts payable approximates fair market value. The fair value of the Company's long-term debt approximates carrying value based on quoted market prices of similar issues or on the current rates offered to the Company for debt of similar terms.


NOTE B - INVENTORY

   Inventories at March 31, 1999 and 1998 are summarized as follows:

                              1999           1998
                            --------      --------

       Raw materials        $108,904      $161,522
       Work-in-process        45,488        49,709
       Finished goods        246,420       187,073
                            --------      --------

                            $400,812      $398,304
                            ========      ========


NOTE C - PROPERTY AND EQUIPMENT

   Fixed assets at March 31, 1999 and 1998 are summarized as follows:

                                            1999          1998
                                          --------      --------

       Machinery and equipment            $353,623      $190,734
       Furniture and fixtures              118,246       107,529
       Leasehold improvements                   --        15,371
                                          --------      --------
                                           471,869       313,634
       Less accumulated depreciation       210,635       133,000
                                          --------      --------

                                          $261,234      $180,634
                                          ========      ========

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1998 and 1997



NOTE D - NOTE PAYABLE

   During fiscal year ending March 31, 1998, the Company borrowed $112,000. This note bears interest at 8% and is payable in equal monthly installments through January, 2000. The amount due on this note at March 31, 1999 is $39,840.

   Future maturities of the note payable as of March 31, 1999 are as follows:


         Years ending:
              2000                              $39,840
                                                =======




NOTE E - STOCKHOLDERS' EQUITY

   1. Common Stock

   Upon incorporation, the Company authorized 10,000,000 shares of its $.01 par value common stock. The shares of common stock have unlimited voting rights. In March 1996, the Company increased the number of authorized common shares to 20,000,000.

   2. Convertible Preferred Stock

   In September 1993, the Company authorized and issued 250,000 shares of its $.01 par value Series A convertible preferred stock (the "Preferred") for $500,000. In August 1994, the Company increased the number of authorized shares of Preferred to 2,500,000. In March 1996, the Company increased the number of authorized shares of the Preferred to 5,000,000.

   The Preferred has no voting rights. The holders of the Preferred were entitled to cumulative quarterly dividends of $.05 per share due upon the redemption of the shares. The liquidation value of each share of Preferred is equal to $2.00 plus cumulative dividends.

   Concurrent with the public offering in October 1996, the entire 250,000 shares of the Preferred then outstanding were converted into 184,486 shares of common stock.

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1998


NOTE E - STOCKHOLDERS' EQUITY - Continued

   3. Initial Public Offering

   In October and November 1996, the Company completed its initial public offering and issued 1,955,000 units at a price of $5.00 per unit. Each unit consists of one share of common stock, one Class A warrant and one Class B warrant. Each Class A warrant entitles the holder to purchase one share of common stock and one Class B warrant at an exercise price of $6.50. Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price of $8.75. The warrants are redeemable by the Company, under certain conditions, at any time after October 9, 1997. As a result of the offering, the Company received net proceeds of approximately $7,988,000.

   In connection with the offering, the underwriter required, as a condition of the offering, that an aggregate of 410,000 shares of the Company's common stock be designated as forfeitable shares ("forfeitable shares") and placed in escrow. The forfeitable shares are not assignable nor transferable until certain earnings or market criteria have been met. If the conditions are not met by March 31, 2000, all shares remaining in escrow will be returned to the Company as treasury shares for cancellation thereof as a contribution to capital. The forfeitable shares will be released, to the stockholders, in the event specified levels of pretax income of the Company for the years ending December 31, 1997 to December 31, 1999 are achieved or the market price of the Company's common stock attains specified targets during the 36 month period commencing October 9, 1996. There will be a charge to earnings for the fair value of these shares upon their release. Such charge will not be deductible for income tax purposes.

   4. Bridge Financing

   In April and May 1996, the Company completed a private placement for an aggregate of $1,500,000 (net proceeds of approximately $1,185,000) principal amount of Bridge Notes bearing interest at an annual rate of 10% and warrants to purchase an aggregate of 997,500 shares of common stock. The warrants automatically converted into Class A warrants concurrent with the Company's public offering. Additionally $495,000 of previously existing debt and $55,210 of interest accrued thereon was converted into Bridge Notes. The Company valued the Bridge loan warrants at an aggregate of $665,000, which was accounted for as a debt discount. The unamortized balance of the debt discount was charged to expense upon the close of the offering.

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1998


NOTE E - STOCKHOLDERS' EQUITY - Continued

   5. Stock Options and Warrants

   In connection with the Company's initial public offering, the Company granted to the underwriter an option to purchase 170,000 units at $6.00 per unit exercisable for a three-year period commencing October 9, 1998.

   The Company has outstanding 2,952,400 Class A warrants and 1,955,100 Class B warrants exercisable for a five year period commencing October 9, 1996.

   6. Shares Reserved for Issuance

   The Company has 8,656,897 shares of common stock for issuance as follows:

       Class A warrants                        2,952,400
       Class B warrants                        4,907,500
       Underwriter's Unit Purchase Option        680,000
       1996 Stock Option Plan                    250,000
                                               ---------
                                               8,790,000
                                               =========


NOTE F - COMMITMENTS AND OTHER MATTERS

   1. Employment Contract

   Effective June 1, 1996, the Company entered into a one-year employment agreement with the Chairman and Chief Executive Officer of the Company. The agreement provides for an annual base salary of $144,000 per year and is automatically renewable for successive one-year terms unless either party gives six months notice to the other. The Company may terminate the agreement without cause and, upon such termination, the Officer will be entitled to receive his base salary for a period of one year (subject to a 50% offset during the second six months for salary received from subsequent employment). In addition, if the Company exercises its right not to renew the agreement, the Officer will be entitled to six months of severance pay. The agreement contains confidentiality and noncompetition provisions.

   2. Operating Lease

   The Company entered into operating leases for its office facility and a warehouse facility. Total rental expense under operating lease arrangements was approximately $123,519 and $90,000 for the years ended March 31, 1999 and March 31, 1998, respectively. During the year ended March 31, 1999, the lease terminated and the Company began leasing the facility on a month to month basis.

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1998




NOTE G - NET LOSS PER COMMON SHARE

   The following table sets forth the computation of basic and diluted loss per share.

                                                       March 31,        March 31,
                                                         1999              1998
                                                       ---------        ---------

     Numerator for basic and diluted net loss per
       common share - loss attributable to
       common stockholders                             $(967,176)      $(1,352,072)
                                                       =========       ===========

   The following table sets forth the computation of basic and diluted loss per share.

                                                           March 31,          March 31,
                                                             1999                1998
                                                        -------------       -------------

     Denominator for basic net loss per common
       share - weighted average shares outstanding          2,775,100           2,775,095

     Effect of dilutive options and warrants                       --                  --
                                                        -------------       -------------

     Denominator for diluted net loss per common
       share - adjusted weighted average shares
       outstanding                                          2,775,100           2,775,095
                                                        =============       =============

     Basic net loss per share                           $        (.35)      $       (0.49)
                                                        =============       =============

     Diluted net loss per share                         $        (.35)      $       (0.49)
                                                        =============       =============

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1998


NOTE H - INCOME TAXES

   The Company's temporary differences result in a net deferred income tax asset which is reduced to zero by a related valuation allowance summarized as follows:

                                                  March 31,          March 31,
                                                    1999               1998
                                                 -----------       -----------

     Deferred income tax assets
       Net operating loss carryforward           $ 3,220,000       $ 2,850,000
       Other                                          20,000           124,000
              Gross deferred tax assets            3,240,000         2,974,000
     Deferred tax asset valuation allowance       (3,240,000)       (2,974,000)
                                                 -----------       -----------
              Net deferred tax asset                      --                --
                                                 ===========       ===========

   The net increase of the deferred tax asset valuation allowance for the year ended March 31, 1998 and 1998 was $266,000 and $374,000, respectively.

   At March 31, 1999, the Company had net operating loss carryforwards of approximately $8,353,000 available to reduce future taxable income which expire as follows:

                                                            Net
                           Fiscal                        Operating
                            Year                            Loss
                           ------                        ---------

                            2009                      $    1,289,000
                            2010                           1,439,000
                            2011                           1,303,000
                            2012                           2,084,000
                            2013                           1,287,000
                            2019                             951,000
                                                       -------------

                                                      $    8,353,000
                                                      ==============

   Under Section 382 of the Internal Revenue Code, the Company is subject to an annual limitation of approximately $350,000 on utilization of its net operating loss carryforwards because an ownership change of more than 50% has occurred.

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1998


NOTE H - INCOME TAXES - Continued

   Reconciliations of statutory Federal tax rates to the effective tax rate for the years ended March 31, 1999 and March 31, 1998 are as follows:

                                                                                 March 31,          March 31,
                                                                                  1999                 1998
                                                                                 ---------          ---------

     Income tax benefit at 34%                                                     (34)%               (34)%
     State taxes, net of Federal income tax effect                                  (4)                 (4)
     Tax benefit of losses not recognized                                           38                  38
                                                                                  ----                ----

       Effective tax rate                                                            -%                  -%
                                                                                  ====                ====



NOTE I - STOCK OPTION PLAN

   In 1996, the Board of Directors adopted and the Company`s stockholders approved the Amended and Restated 1996 Stock Option Plan (the "Plan"). Pursuant to the Plan, as amended, incentive stock options and nonqualified stock options may be granted to purchase up to 250,000 shares of the Company's common stock through March 2006. Incentive stock options are to be granted at a price not less than the fair market value of the Company's common stock at the date of grant. If a stockholder owns 10% or more of the Company's outstanding stock, the exercise price may not be less than 110% of the fair market value of the Company's common stock at the date of grant and its term must not exceeds five years. Options may be granted to employees, consultants, and directors of the Company and must be exercised within a ten-year period after the date granted. Nonqualified stock options are exercisable at a price to be determined by the Board of Directors for a period of ten years after the grant date.

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1998


   NOTE I - STOCK OPTION PLAN - Continued

   Additionally, the provisions of the Plan provide for the automatic grant of nonqualified stock options to purchase shares of common stock ("Director Options") to directors of the Company who are not employees or principal stockholders of the Company ("Eligible Directors"). Each of the four Eligible Directors of the Company were granted Director Options to purchase 10,000 share of common stock on July 15, 1996 at $5.00 per share. Future Eligible Directors are to be granted a Director Option to purchase 10,000 shares of common stock on the date of election or appointment. Further, commencing on the day immediately following the date of the annual meeting of stockholders for the Company's fiscal year ending March 31, 1997, each Eligible Director, other than directors who received an Initial Director Option since the last annual meeting, are to be granted a Director Option to purchase 1,000 shares of common stock ("Automatic Grant") on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the Board of Directors. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the common stock on the date of grant, except for directors who receive incentive options and who own more than 10% of the voting power, in which case the exercise price shall be not less than 110% of the fair market value on the date of grant. Director Options are exercisable in four equal annual installments, commencing six months from the date of grant. Director Options expire the earlier of 10 years after the date of grant or 90 days after the termination of the director's service on the Board of Directors.

   Stock options activity is summarized as follows:

                                              March 31, 1999             March 31, 1998
                                           ---------------------      ---------------------
                                                        Weighted                   Weighted
                                                         Average                    Average
                                                        Exercise                   Exercise
                                            Shares        Price        Shares        Price

       Outstanding, beginning of year      247,000      $   3.09      170,000      $   4.29
       Granted                                  --            --       87,000           .96
       Exercised                                --                         --            --
       Forfeited                                --            --       10,000          5.00
                                           -------      --------      -------      --------
       Outstanding end of year             247,000          3.09      247,000          3.09
                                           =======      ========      =======      ========

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1998


NOTE I - STOCK OPTION PLAN - Continued

   The following table summarizes information about stock options outstanding at March 31, 1999:

                                                Options Outstanding                   Options Exercisable
                               --------------------------------------------      ------------------------------
                                                   Weighted
                                                   Average        Weighted                            Weighted
                                   Number           Remaining     Average            Number           Average
            Exercise           Outstanding at     Contractual     Exercise       Exercisable at      Exercise
             Price              March 31, 1999     Life (Years)    Price           March 31, 1999       Price
           -----------         ---------------    ------------   ----------      ----------------    ----------

                $  .75                 84,000         8.99         $ .75             56,000             $0.75
                  4.00                120,000         2.21          4.00            120,000              4.00
                  5.00                 40,000         6.04          5.00             32,500              5.00
                  6.75                  3,000         8.39          6.75              1,500              6.75
                                      -------         ----         -----            -------             -----

                                      247,000         5.21         $3.09            210,000             $3.31
                                      =======         ====         =====            =======             =====


The following table summarizes information about stock options outstanding at March 31, 1998:

                                                 Options Outstanding                  Options Exercisable
                                    -----------------------------------------    -----------------------------
                                                       Weighted
                                                        Average      Weighted                         Weighted
                                      Number           Remaining      Average       Number             Average
                Exercise           Outstanding at     Contractual    Exercise    Exercisable at       Exercise
                  Price            March 31, 1998     Life (Years)     Price     March 31, 1998         Price
                --------           --------------     ------------   --------    --------------       --------

                $  .75                 84,000             9.99       $  .75              --            $   --
                  4.00                120,000             3.21         4.00          80,000              4.00
                  5.00                 40,000             7.04         5.00          26,666              5.00
                  6.75                  3,000             9.39         6.75              --                --
                                      -------             ----         ----         -------             -----

                                      247,000             6.21       $ 3.09         106,666             $4.25
                                      =======             ====       ======         =======             =====

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1998


NOTE I - STOCK OPTION PLAN - Continued

   The Company uses the intrinsic value method in accounting for its stock option plans. In applying this method, no compensation cost has been recognized in the accompanying financial statements. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net loss and loss per share would have resulted in the pro forma amounts indicated below:

                                                              March 31, 1999             March 31, 1998
                                                              --------------             --------------

     Net loss                       As reported              $  (967,176)                $  (1,352,072)
                                    Pro forma                 (1,102,739)                   (1,487,635)

     Basic net loss per
       common share                 As reported              $     (0.35)                $       (0.49)
                                    Pro forma                      (0.40)                        (0.54)

     Diluted net loss per           As reported              $     (0.35)                $       (0.49)
       common share                 Pro forma                      (0.40)                        (0.54)

   For purposes of the pro forma amounts above, the fair value of each option grant was estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in the years ended March 31, 1999 and 1998; expected volatility of 90%, risk-free interest rates of 6.7%; and expected lives of 10 years.


NOTE J - SUBSEQUENT EVENT

   On April 26, 1999, the Company signed an agreement to sell substantially all of the operating assets of the Company, developed technology and the Company name to an unrelated third party. This agreement also includes covenants not to compete regarding certain technologies owned and developed by the Company. If ratified by a majority of the shareholders, the proposed transaction would result in the Company recording a loss of approximately $350,000 upon closing. The following pro forma financial information presents the proposed transaction as if it had occurred on March 31, 1999.

                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1999

NOTE J - SUBSEQUENT EVENT - Continued


                                          March 31, 1999          Ref.                         March 31, 1999
                                            (Audited)           Footnote        Adjustments       Pro Forma

   Consolidated balance sheet:
   Assets:
     Cash                                 $  1,880,570           (1)           $   477,890      $  2,358,460
     Accounts receivable                       197,733           (2)              (197,733)               --
     Inventory                                 400,812           (3)              (400,812)               --
     Property and equipment, net               261,234           (4)              (261,234)               --
     Other assets                               61,516                                                61,516
                                          ------------                                          ------------

       Total assets                       $  2,801,865                                          $  2,419,976
                                          ============                                          ============

   Liabilities and stockholders' equity:
   Liabilities:
     Accounts payable and
       accrued expenses                   $    150,228                                  --      $    150,228
     Note payable                               39,840                                  --            39,840
                                          ------------                                          ------------
       Total liabilities                       190,068                                  --           190,068

   Stockholders' equity:
     Preferred stock                                 -                                  --                --
     Common stock                               31,851                                  --            31,851
     Additional paid-in capital             11,709,254                                  --        11,709,254
     Accumulated deficit                    (9,129,308)          (5)              (381,889)       (9,511,197)
                                          ------------                                          ------------
    Total stockholders' equity               2,611,797                                             2,229,908
                                          ------------                                          ------------

    Total liabilities and
      stockholders' equity                $  2,801,865                                          $  2,419,976
                                          ============                                          ============


                  Laminating Technologies, Inc. and Subsidiary
                          (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                             March 31, 1999 and 1998


NOTE J - SUBSEQUENT EVENT - Continued

   Footnote references:

(1) - Cash has been adjusted to reflect the proceeds of the sale as follows:

         Accounts receivable                    $  146,867
         Inventory                                 200,406
         Property and Equipment, net               130,617
                                                ----------
                                                $  477,890
                                                ==========

(2) - Accounts receivable has been adjusted to reflect the removal of the assets sold.
(3) - Inventory has been adjusted to reflect the removal of the assets sold.
(4) - Fixed assets has been adjusted to reflect the removal of assets sold.
(5) - Accumulated deficit has been adjusted to reflect the additional loss attributable to the sale.

NOTE K - NEW ACCOUNTING PRONOUNCEMENT

   The AICPA Accounting Standards Executive Committee has issued Statement of Position (SOP) 98-1, Costs of Software for Internal Use and Related Reengineering Costs, which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 segments an internal use software project into stages and the accounting is based on the stage in which the cost is incurred. The Company has not yet adopted this SOP 98-1, referred to above, and does not expect the adoption to have a material impact on the Company's results of operations or financial condition.

                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                    LAMINATING TECHNOLOGIES, INC. ("SELLER")


                                       AND


                     PACKAGING ATLANTA CORPORATION ("BUYER")


                                 APRIL 26, 1999

                                TABLE OF CONTENTS



1.       Purchase and Sale of Assets.............................................................................A-1
         1.1      Assets.........................................................................................A-1
         1.2      Exclusions from Assets.........................................................................A-2
         1.3      Liabilities and Obligations Assumed............................................................A-3
                  1.3.1    By Buyer..............................................................................A-3
                  1.3.2    By Seller.............................................................................A-3
         1.4      Transfer Documents.............................................................................A-3

2.       Purchase Price and Manner of Payment....................................................................A-3
         2.1      General........................................................................................A-3
         2.2      Calculation and Payment of Purchase Price......................................................A-3
                  2.2.1    Purchase Price........................................................................A-3
                  2.2.2    Earnest Money.........................................................................A-4
                  2.2.3    At Closing............................................................................A-4
                  2.2.4    Purchase Price Adjustment.............................................................A-4

3.       Closing.................................................................................................A-4
         3.1      Time and Place of Closing......................................................................A-4
         3.2      Seller's Performance...........................................................................A-4
                  3.2.1    Documents.............................................................................A-4
                  3.2.2    Corporate Documents...................................................................A-4
                  3.2.3    Records...............................................................................A-5
                  3.2.4    Assets................................................................................A-5
                  3.2.5    Officer's Certificate.................................................................A-5
                  3.2.6    Other.................................................................................A-5
         3.3      Buyer's Performance............................................................................A-5
                  3.3.1    Documents.............................................................................A-5
                  3.3.2    Corporate Documents...................................................................A-5
                  3.3.3    Officer's Certificate.................................................................A-5
                  3.3.4    Other.................................................................................A-5

4.       CONDITIONS OF BUYER.....................................................................................A-5
         4.1      Approval of Transaction........................................................................A-5
         4.2      Employment and Confidentiality Agreements......................................................A-6
         4.3      Intellectual Property Assignments..............................................................A-6
         4.4      Correctness of Representations and Warranties..................................................A-6
         4.5      Third Party Consents...........................................................................A-6

5.       CONDITIONS OF SELLER....................................................................................A-6
         5.1      Approval of Transaction........................................................................A-6

         5.2      Correctness of Representations and Warranties..................................................A-6

6.       REPRESENTATIONS AND WARRANTIES OF PARTIES...............................................................A-7
         6.1      Seller.........................................................................................A-7
                  6.1.1    Corporate Status......................................................................A-7
                  6.1.2    Authorization.........................................................................A-7
                  6.1.3    Consents..............................................................................A-7
                  6.1.4    Bulk Sales Compliance.................................................................A-7
                  6.1.5    Ownership of Personal Property and Inventories........................................A-7
                  6.1.6    Collectibility of Accounts............................................................A-7
                  6.1.7    Personal Property Used In Business....................................................A-7
                  6.1.8    Licenses and Permits; Compliance With Laws............................................A-8
                  6.1.9    Litigation............................................................................A-8
                  6.1.10   Taxes.................................................................................A-8
                  6.1.11   Assigned Contracts....................................................................A-8
                  6.1.12   Customer Contracts....................................................................A-8
                  6.1.13   Intellectual Property.................................................................A-8
                  6.1.14   Warranties............................................................................A-9
                  6.1.15   Condition of Assets...................................................................A-9
                  6.1.16   Financial Statements..................................................................A-9
                  6.1.17   Absence of Changes....................................................................A-9
                  6.1.18   Absence of Undisclosed Liabilities...................................................A-10
                  6.1.19   Environmental Laws...................................................................A-10
                  6.1.20   Bankruptcy...........................................................................A-11
                  6.1.21   Employees............................................................................A-11
                  6.1.22   Employee Benefit Plans...............................................................A-11
                  6.1.23   Brokers' and Finders Fees............................................................A-11
                  6.1.24   Material Information.................................................................A-11
         6.2      Buyer.........................................................................................A-12
                  6.2.1    Corporate Status.....................................................................A-12
                  6.2.2    Authorization........................................................................A-12
                  6.2.3    Brokers' and Finders' Fees...........................................................A-12

7.       COVENANTS..............................................................................................A-12
         7.1      Covenants of Seller...........................................................................A-12
                  7.1.1    Covenant Not to Compete..............................................................A-12
                  7.1.2    Employment Terms.....................................................................A-12
                  7.1.3    Payment of Creditors.................................................................A-12
                  7.1.4    Change of Corporate Name.............................................................A-13
                  7.1.5    Conduct of Business Prior to Closing.................................................A-13

8.       INDEMNIFICATION........................................................................................A-13
         8.1      Survival......................................................................................A-13
         8.2      Seller........................................................................................A-13

         8.3      Buyer.........................................................................................A-13
         8.4      Limitations...................................................................................A-13
         8.5      Rules Regarding Indemnification...............................................................A-14
                  8.5.1    Notice...............................................................................A-14
                  8.5.2    Defense of Claim.....................................................................A-14
                  8.5.3    Settlements..........................................................................A-14

9.       MISCELLANEOUS..........................................................................................A-14
         9.1      Address.......................................................................................A-15
         9.2      Modification or Amendments....................................................................A-15
         9.3      Fees and Expenses.............................................................................A-15
         9.4      Access to Books and Records...................................................................A-15
         9.5      Waiver........................................................................................A-15
         9.6      Successors and Assigns........................................................................A-15
         9.7      Separate Counterparts.........................................................................A-16
         9.8      Exhibits and Schedules........................................................................A-16
         9.9      Further Assurances............................................................................A-16
         9.10     Applicable Law.  .............................................................................A-16
         9.11     Entire Agreement..............................................................................A-16

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is entered into this 26th day of April 1999 by and between LAMINATING TECHNOLOGIES, INC. ("Seller"), a Delaware corporation, and PACKAGING ATLANTA CORPORATION ("Buyer"), a Georgia corporation.

                              W I T N E S S E T H:

         WHEREAS, the parties desire to enter into this Agreement pursuant to which Seller shall sell to Buyer certain of Seller's assets used in connection with Seller's manufacture, sale, marketing and distribution of specialized laminated cardboard, packaging and containers ("Business"); and

         NOW THEREFORE, for good and valuable consideration and the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.       PURCHASE AND SALE OF ASSETS.

              1.1 ASSETS. On the Closing Date (as hereinafter defined) and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall acquire and assume from Seller, all of the following assets, properties and rights of Seller pertaining to the Business, free and clear of any and all liens, claims or encumbrances of any nature whatsoever except as otherwise expressly provided herein (collectively, "Assets"):

                  1.1.1 All of Seller's right, title and interest in and to the uncompleted customer contracts with Seller, including without limitation those described on Schedule 1.1.1 attached hereto ("Customer Contracts");

                  1.1.2 All furniture, fixtures, materials, equipment, computer equipment, vehicles, tools, spare parts, and other similar tangible personal property (other than the Inventories as defined below) owned by Seller and used in the Business, including without limitation the property described on Schedule
1.1.2 attached hereto ("Personal Property");

                  1.1.3 All right, title and interest of Seller in the inventory (including, without limitation, raw materials, work in process, samples, finished goods and products) and supplies of Seller used in the Business, including without limitation the inventory as described in summary format at
Schedule 1.1.3 ("Inventories").

                  1.1.4 All leases, contracts or agreements relating to the Assets or attributable to the Business (other than Customer Contracts) that Buyer has elected to acquire, as described on Schedule 1.1.4 hereto (collectively, "Assigned Contracts"), and all of Seller's rights, title, interests, powers, remedies, benefits, options, privileges and warranty claims therein, thereto, and thereunder, at law or in equity;

                  1.1.5 Originals (or, where appropriate, copies) of all operating data and records of Seller relating to all of the Assets purchased hereunder and relating to Seller's customers ("Customers") and Seller's suppliers ("Suppliers"), wherever located, including without limitation records, files and other documents pertaining to customers, including specifications, customer lists, warranty records and claim files, supplier lists, credit information and correspondence, agency proceedings, licenses and permits and similar records, accounting data, manufacturing and inventory systems data, engineering data, and marketing materials (collectively, "Records");

                  1.1.6 All accounts and notes receivable and revenues and other receipts and collections of Seller existing as of the Closing Date, as the same is more particularly described on Schedule 1.1.6 attached hereto ("Accounts");

                  1.1.7 All computer software and related documentation relating to or used in connection with the Business, including without limitation all accounting software;

                  1.1.8 All right, title and interest of Seller in and to inventions, discoveries, improvements, designs, patterns, processes, formulae, trade secrets, proprietary rights and data, whether or not registered, and the assignable licenses and permits, in each case used in the Business, including, without limitation all trademarks, patents and patent applications as described on Schedule 1.1.8 attached hereto ("Intellectual Property");

                  1.1.9 All of Seller's right, title and interest in and to the name "Laminating Technologies" and any reasonable derivation thereof; and

         1.2      LIABILITIES AND OBLIGATIONS ASSUMED.

                  1.2.1 BY BUYER. Buyer shall assume or observe, commencing and effective from and after the Closing Date, Seller's obligations pursuant to the Assigned Contracts, and pursuant to the Customer Contracts (collectively the "Assumed Liabilities"). Except for those obligations which Buyer specifically agrees to assume hereunder, Buyer does not assume any liability or obligation of Seller, whether known or unknown, and irrespective of when arising, in each case irrespective of whether such liability or obligation may have been disclosed to Buyer.

                  1.2.2 BY SELLER. Following the Closing Date, Seller shall make good faith efforts to assist Buyer in taking control of the Assigned Contracts and the Customer Contracts, and Seller shall provide Buyer with all contracts, work papers, service records, and other documents relating to the Assigned Contracts and Customer Contracts.

              1.3 TRANSFER DOCUMENTS. Seller's transfer and sale of the Assets hereunder shall be effected by delivery at Closing of a Bill of Sale in the form of EXHIBIT A attached hereto and other good and sufficient instruments of sale, transfer, assignment and conveyance and all consents of third parties necessary thereto, and Buyer's assumption of the Assumed Liabilities hereunder shall be evidenced by the Assumption Agreement in the form of EXHIBIT B attached hereto (collectively, "Transfer Documents").

2.       PURCHASE PRICE AND MANNER OF PAYMENT.

         2.1 GENERAL. As consideration for the sale of the Assets and subject to the prorations, credits, and adjustments contemplated herein, Buyer shall pay to Seller on the Closing Date the Purchase Price (as defined at Section 2.2.1). The Purchase Price shall be allocated among the Assets in proportion to the current value of such Assets as reflected in the balance sheet of Seller to be delivered to Buyer at Closing. Buyer and Seller agree that they each shall report the allocation of the Purchase Price in a manner consistent with the foregoing sentence.

         2.2 CALCULATION AND PAYMENT OF PURCHASE PRICE. The Purchase Price shall be calculated and paid as follows.

                  2.2.1 PURCHASE PRICE. The purchase price (as hereinafter formulated, "Purchase Price") shall be the sum of (i) fifty percent (50%) of the net book value of inventory and property plant and equipment of Seller as of the Closing Date as reflected on Seller's books and records as of the Date of Closing and (ii) eighty percent (80%) of the accounts receivable net of any reserves for bad debt ("Net Account Receivables"), as reflected on Seller's books and records as of the Closing Date, to the extent that the total of Net Accounts Receivables is less than or equal to $160,000. To the extent that the total of Net Accounts Receivable exceeds $160,000 ("Additional Net Accounts Receivable"), such Additional Net Accounts Receivable shall be treated as inventory and the Purchase Price shall be equal to fifty percent (50%) of the net book value of the Additional Net Accounts Receivable as reflected on Seller's books and records as of the Closing Date.

                  2.2.2 EARNEST MONEY. The parties acknowledge that upon execution and delivery of this Agreement, Buyer shall deposit with Seller the sum of Fifty Thousand and No/100ths Dollars ($50,000) as earnest money ("Earnest Money"). The Earnest Money shall be applied to the Purchase Price due on the Closing Date. If the parties fail to close this transaction solely by reason of Buyer's default of one or more of its obligations hereunder, the Earnest Money shall be forfeited and become the sole property of Seller. In such event, retention of the Earnest Money shall serve as full and complete satisfaction of any and all claims Seller may have against Buyer arising out of breach of this Agreement. If the transaction is not consummated for any reason other than breach of this Agreement by Buyer, the Earnest Money shall be returned, in full, to Buyer. Nothing in this Section shall in any way limit or decrease the liability of Seller pursuant to the provisions of Section 8 hereto.

                  2.2.3 AT CLOSING. The balance of the Purchase Price (less a credit for the Earnest Money), subject to the prorations, credits, and adjustments contemplated herein, shall be paid in cash at Closing by Buyer to Seller.

                  2.2.4 PURCHASE PRICE ADJUSTMENT. On or prior to Closing, Seller agrees to pay all liabilities related to the Assets ("Trade Payables") as set forth on Schedule 2.2.4. To the extent that Seller fails to pay such Trade Payables, the Purchase Price shall be adjusted to provide Buyer with a credit in an amount equal to the amount of the unpaid Trade Payables and the portion of the Purchase Price due at Closing shall be reduced to reflect such credit.

3.       CLOSING.

              3.1 TIME AND PLACE OF CLOSING. The closing ("Closing") of the transactions contemplated by this Agreement shall take place on the date that is mutually agreed in writing between Buyer and Seller ("Closing Date") at the office of McCullough, Sherrill LLP, 1409 Peachtree Street, N.E., Atlanta, Georgia, or such other place as Buyer and Seller shall mutually agree; provided, however, that the Closing shall in all events occur on or before June 30, 1999 ("Closing Deadline"), unless extended by mutual agreement of Buyer and Seller.

              3.2 SELLER'S PERFORMANCE. At Closing, Seller shall deliver or cause to be delivered to Buyer the following, each of which shall be a condition to Buyer's obligation to close the transactions contemplated hereby:

                  3.2.1 DOCUMENTS. Bill of Sale, Assignment and Assumption Agreement, Assignments of Intellectual Property, all executed by Seller.

                  3.2.2 CORPORATE DOCUMENTS. Certified copy of Seller's articles of incorporation; original Certificate of Existence of Seller issued within thirty days of the Closing Date; certified copy of the resolution of the Board of Directors of Seller authorizing the transactions set forth in this Agreement; and Seller's incumbency certificate.


                  3.2.3 RECORDS.  Physical possession of the Records.

                  3.2.4 ASSETS.  Physical possession of the Assets.

                  3.2.5 OFFICER'S CERTIFICATE. Certificate of an officer of the Seller that the representations and warranties herein of the Seller, including all schedules attached hereto, are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

                  3.2.6 OTHER. Such other evidence of the performance of all covenants and satisfaction of all conditions required of Seller by this Agreement, at or prior to Closing, as Buyer or its counsel may reasonably require.

              3.3 BUYER'S PERFORMANCE. At Closing, Buyer shall deliver or cause to be delivered to Seller the following, each of which shall be a condition to Seller's obligation to close the transactions contemplated hereby:

                  3.3.1 DOCUMENTS. Original Assignment and Assumption Agreement executed by Buyer.

                  3.3.2 CORPORATE DOCUMENTS. Certified copy of Buyer's articles of incorporation original Certificate of Existence of Buyer issued within thirty days of the Closing Date; certified copy of the resolution of the Board of Directors of Buyer authorizing the transactions set forth in this Agreement; and Buyer's incumbency certificate.

                  3.3.3 OFFICER'S CERTIFICATE. Certificate of an officer of the Buyer that the representations and warranties herein of the Seller, including all schedules attached hereto, are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

                  3.3.4 OTHER. Such other evidence of the performance of all covenants and satisfaction of all conditions required of Buyer by this Agreement, at or prior to Closing, as Seller or its counsel may reasonably require.

4. CONDITIONS OF BUYER. The obligation of the Buyer to consummate the purchase of the Assets is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, which may be waived in whole or in part by the Buyer to the extent permitted by applicable law, but to the extent not so waived shall be deemed to constitute a good faith refusal by Buyer to close:

              4.1 APPROVAL OF TRANSACTION. Approval by the shareholders of Seller of the transaction which approval must be communicated by Seller to Buyer on the date of such approval and in all events at least five days prior to expiration of the Closing Deadline, failing which Buyer shall not be obligated to close unless Buyer so elects. In the event that the transaction is not approved by Seller's shareholders, Buyer shall be entitled to a full refund of the Earnest Money as provided at Section 2.2.2, and no party shall have any further obligation under this Agreement.

              4.2 INTELLECTUAL PROPERTY ASSIGNMENTS. Execution and delivery of all documents relating to the assignment or transfer of right, title and interest in any and all of the Intellectual Property set forth on Schedule 1.1.8 in form and substance reasonably satisfactory to Buyer.

              4.3 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects, and shall not have been violated in any respect, as of the Closing Date as though made on and as of the Closing Date and, further, Seller shall have performed all of its obligations under this Agreement which by the terms hereof are to be performed on or before the Closing.

         4.4 THIRD PARTY CONSENTS. All consents, approvals or authorizations from third parties or government agencies required to consummate the transactions contemplated hereby, which in Buyer's reasonable opinion may be needed.

5. CONDITIONS OF SELLER. The obligation of Seller to consummate the purchase of the Assets is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, which may be waived in whole or in part by the Seller to the extent permitted by applicable law, but to the extent not so waived shall be deemed to constitute a good faith refusal by Seller to close:

         5.1 APPROVAL OF TRANSACTION. Approval by the shareholders of Seller of the transaction.

         5.2 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respect, and shall not have been violated in any respect, as of the Closing as though made on and as of the Closing Date and the Buyer shall, on or before the Closing, have performed all of its obligations under this Agreement which by the terms hereof are to be performed on or before the Closing.

6.       REPRESENTATIONS AND WARRANTIES OF PARTIES.

         6.1 SELLER. Seller represents, warrants and agrees as follows:

             6.1.1 CORPORATE STATUS. Seller is a corporation duly organized and in existence under the laws of the State of Delaware and has full power and authority to execute and deliver this Agreement, to sell the Assets and to perform its obligations hereunder and is duly qualified and licensed to carry on the Business as it is now being conducted.

             6.1.2 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) are permissible under Seller's articles of incorporation and by-laws, (ii) as of the Closing Date have been duly and validly authorized by all necessary action by the Seller's board of directors and shareholders and (iii) do not and will not result in a breach of or a default under any agreement, license or other obligation binding upon Seller.

             6.1.3 CONSENTS. Seller is not required to submit on or prior to the Closing Date any notice, report or other filing with or to receive any consent, approval or authorization from any governmental authority or third party in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

             6.1.4 BULK SALES COMPLIANCE. Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Act of the State of Georgia, and Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such non-compliance to the extent that such liabilities are not specifically assumed by Buyer under this Agreement. Seller hereby indemnifies and agrees to hold Buyer harmless from, against and in respect of (and shall on demand reimburse Buyer for) any loss, liability, cost or expense, including, without limitation, attorneys' fees, suffered or incurred by Buyer by reason of the failure of Seller to pay or discharge such claims.

                  6.1.5 OWNERSHIP OF PERSONAL PROPERTY AND INVENTORIES. Except as set forth on Schedule 6.1.5 ("Encumbrances"), Seller has good and marketable title to all of the Personal Property and Inventories, free and clear of all security interests, liens, claims or encumbrances of any nature or kind whatsoever.

                  6.1.6 COLLECTIBILITY OF ACCOUNTS. The Accounts have been generated in the ordinary course of the Business and are collectible in accordance with Seller's historical collection ratios as evidenced by the Records, and such Accounts are not subject to any defense, claim or offset.

                  6.1.7 PERSONAL PROPERTY USED IN BUSINESS. Other than as set forth on Schedule 6.1.7 attached hereto, the Personal Property and Inventories constitute all of the property necessary or useful to the conduct of the Business as it is currently conducted and all such property is physically located at Seller's principal place of business.

                  6.1.8 LICENSES AND PERMITS; COMPLIANCE WITH LAWS. Seller holds all licenses, permits, certificates and rights from all appropriate federal, state or other public authorities necessary for the conduct of the Business and the use of the Assets. Seller is presently conducting the Business so as to comply with all laws, rules, regulations and orders applicable to the Assets and the operation of the Business.

                  6.1.9 LITIGATION. Except as set forth on Schedule 6.1.9, there is no legal proceeding, claim or investigation of any kind pending or threatened relating to or affecting the Assets or the Business or its prospects, and Seller knows of no basis therefor, and there are no outstanding orders of any court, agency or tribunal relating to or affecting the Seller, the Assets, the Business or its or their prospects.

                  6.1.10 TAXES. All federal, state and local income, franchise, property, sales and use taxes and all other public taxes, charges or withholding obligations incurred at any time prior to the Closing Date relating to the Assets or Business are the obligation and liability of Seller and have been paid or provided for in full by Seller, and any taxes, charges or withholding obligations not so paid will be paid by Seller no later than the date when due.

                  6.1.11 ASSIGNED CONTRACTS. Attached at Schedule 1.1.4 are true, correct and complete copies of the Assigned Contracts. To the best of Seller's knowledge, all of the Assigned Contracts are in full force and effect and constitute the legal, valid and binding obligations of Seller and of the other parties thereto, enforceable in accordance with their terms, and neither Seller nor any other party to any such Assigned Contract has breached any provision of, or is in default under, the terms thereof, and there is existing no event or condition which, with notice or the passage of time or both, would constitute a default thereunder.

                  6.1.12 CUSTOMER CONTRACTS. Attached at Schedule 1.1.1 are true, correct and complete copies of the Customer Contracts. To the best of Seller's knowledge, all of the Customer Contracts constitute the legal, valid and binding obligations of Seller and of the customer party thereto, enforceable in accordance with their terms, and neither Seller nor any other party to any such Customer Contract has breached any provision of, or is in default under, the terms thereof, and there is existing no event or condition which, with notice or the passage of time or both, would constitute a default thereunder. Any prepayments or deposits made by customers with respect to such Customer Contracts have been applied by Seller to fulfillment of such Customer Contract.

                  6.1.13 INTELLECTUAL PROPERTY. Schedule 1.1.8 includes a true and complete list of all Intellectual Property owned, licensed to, used by or registered in the name of Seller in connection with the Business, as well as all licensing or similar agreements relating to the foregoing to which Seller is a party, either as a licensor or licensee. Seller owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property in the conduct of the Business being acquired by Buyer hereunder, and Seller is not in default under any such licensing or similar agreement, has not received any notice or other knowledge of conflict with or infringement (or alleged infringement) of any rights of others, and no officer, director, employee, shareholder or former shareholder of Seller has any rights in or to any of the Intellectual Property. Seller has no notice or knowledge that any of the owned Intellectual Property is being infringed upon or misappropriated by any third party. Seller owns and possesses adequate and enforceable rights to use the Intellectual Property and to transfer all of the owned Intellectual Property and all design drawings, trade secrets, processes, trade names, trademarks, patents, patent applications and other technical data used or useful in the Business, all of which are included in the Assets. The use in the Business of any owned Intellectual Property and other owned technical or proprietary data has not required and does not require the payment of any royalty or similar payment to any person, firm or corporation, and, on the Closing Date, Seller will transfer to Buyer good and marketable title to owned Intellectual Property, free and clear of any liens or encumbrances.

                  6.1.14 WARRANTIES. Except as set forth on Schedule 6.1.14 hereof, Seller has not made any express warranty covering the products or services sold or distributed to customers that is inconsistent with Seller's standard warranty described on Schedule 6.1.14 attached hereto ("Warranty").

                  6.1.15 CONDITION OF ASSETS. The Assets are in good operating condition and repair, subject to normal wear and use and routine maintenance, and usable in a manner consistent with their current or intended use.

                  6.1.16 FINANCIAL STATEMENTS. Attached at Schedule 6.1.16 are balance sheets of Seller as of September 30, 1998 and the related statements of income and retained earnings and changes in financial position for the periods then ended and unaudited monthly financial statements of Seller for the month ended December 31, 1998 as well as for the period of time ending on the Closing Date and to be delivered to Buyer pursuant to Section 2.2.1 hereof (collectively, "Financial Statements"). The Financial Statements present fairly the financial position of Seller as of the respective dates indicated and the results of operations and the changes in shareholders equity and financial position for the respective periods indicated in accordance with generally accepted accounting principles applied on a consistent basis.

                  6.1.17 ABSENCE OF CHANGES. Since the most recent date reflected on the Financial Statements and through and including the Closing Date, Seller has not and will not without the prior written consent of Buyer which consent shall not be unreasonably withheld (i) make any capital expenditures in excess of $10,000 in the aggregate or commitments for capital expenditures or the acquisition of any property, plant or equipment in excess of such amount in the aggregate; (ii) conduct its business in any manner materially inconsistent with its past practices, (iii) incur any damage, destruction or similar loss in an aggregate amount exceeding $10,000, whether or not covered by insurance; (iv) suffer any loss, or any prospective loss, of any customers or alter any contractual arrangement, not in the ordinary course of business or which could have a materially adverse effect on the Business; (v) incur any expenditure in excess of $10,000, other than such as may have been incurred or made in the ordinary course of business and other than capital expenditures described in clause (i) of this Subsection; (vi) suffer any material adverse change in its business, operations, earnings, assets or condition (financial or otherwise) and no event which could materially and adversely affect its business, operations, earnings, assets or condition (financial or otherwise) has occurred; (vii) dispose of any assets other than in the ordinary course of business; (viii) increase the rate of compensation payable or to become payable to its officers or employees or (ix) enter into any contract or commitment outside the ordinary course of business or inconsistent with prior practice.

                  6.1.18 ABSENCE OF UNDISCLOSED LIABILITIES. As of the Closing Date, Seller does not have and will not have any indebtedness, liability or loss of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, which is material to the Business and which was not reflected on the Financial Statements or otherwise disclosed in this Agreement.

                  6.1.19 ENVIRONMENTAL LAWS.

                                    (a) Definitions. (i) "Environmental Laws"
means all applicable statutes, laws, ordinances, codes, rules, regulations, or policies promulgated or imposed by any federal, state, county, or municipal government or any Governmental Authority as defined herein, and all applicable judicial, administrative, and regulatory decrees, judgments and orders, whether voluntary or not, relating to the protection of human health, the environment, or natural resources, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. (CERCLA), as amended by the Superfund Amendments and Reauthorization of 1986 (SARA); the Georgia Hazardous Site Response Act, O.C.G.A. ss.12-8-90 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq.
(RCRA), as amended by the Hazardous and Solid Waste Amendments of 1986 (HSWA); the Georgia Comprehensive Solid Waste Management Act, O.C.G.A. ss. 12-8-20 et seq.; the Georgia Hazardous Waste Management Act, O.C.G.A. ss. 12-8-60 et seq.; the Georgia Underground Storage Tank Act, O.C.G.A. ss. 12-13-1 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.

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(Clean Water Act); the Georgia Water Quality Control Act, O.C.G.A. ss. 12-5-20
et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Georgia Air Quality Act, O.C.G.A. 12-9-1 et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq. (OSHA); the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq. (TSCA); the Georgia Asbestos Safety Act, O.C.G.A. ss. 12-12-1 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.11001-11050 (EPCRA), and the Spill Reporting Act, O.C.G.A. ss. 12-14-1 et seq.; (ii) "Hazardous Materials" means any hazardous or toxic substance or waste as defined or regulated by any applicable Environmental Laws; (iii) "Governmental Authority" or "Governmental Authorities" means any department, body, or commission of any federal, state, county, or municipal government or any governmental regulatory authority having jurisdiction under any applicable Environmental Laws over any property owned or leased by Seller in connection with the Business.

                                    (b) WARRANTIES. Seller represents and
warrants that: (i) No notice, notification, demand, request for information, citation, summons, or order has been issued, no complaint has been filed, no fine or penalty has been assessed, and no investigation or review is pending or threatened by any Governmental Authority with respect to any violations of applicable Environmental Laws affecting the Business or the Assets; (ii) The Business has been and continues to be operated in compliance with all applicable Environmental Laws; (iii) Seller has not handled any Hazardous Materials in a way which would constitute a violation of any applicable Environmental Laws;
(iv) There have been no releases by Seller of Hazardous Materials ("Releases") at, on, under, or about the Business premises of Seller that require notification to any Governmental Authorities or that require cleanup, removal or remediation in order to effectuate compliance with any applicable Environmental Laws; (v) Seller has no knowledge of any Releases of Hazardous Materials by others at, on, under, or about the Business premises of Seller that require notification to any Governmental Authorities or that require cleanup, removal or remediation in order to effectuate compliance with any applicable Environmental Laws; (vi) To the best of Seller's knowledge, in connection with the Business, Seller has not transported or arranged for the transport or disposal of any Hazardous Materials to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or the Hazardous Site Inventory pursuant to the Georgia Hazardous Site Response Act or on any other similar federal or state list of sites requiring investigation or remediation; (vii) There are no environmental studies, audits, tests, or other reports conducted by, or which are in the possession of, Seller which have not been made available to the Buyer.

                  6.1.20 BANKRUPTCY. Seller has not filed nor does Seller have the present intention to file with any bankruptcy court of competent jurisdiction a voluntary petition under Titles 7 or 11 of the U.S. Bankruptcy Code, as amended, and nor is Seller the subject of any order for relief issued under any such Title; Seller has not filed nor has the present intention to file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors.



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                  6.1.21 EMPLOYEES. Buyer shall not be required to hire any of
Seller's employees, but to the extent Buyer does hire any of Seller's employees ("Employees"), Seller represents that none of such Employees is represented by any labor union or collective bargaining unit and that no Employee (other than the employees whose written employment contracts are attached hereto at Schedule 6.1.21) is employed pursuant to a written employment contract or on any basis other than an "at will" basis.

                  6.1.22 EMPLOYEE BENEFIT PLANS. Seller has at no time established, maintained or been obligated to contribute to any "employee pension benefit plan," as such term is defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended. Schedule 6.1.22 contains a true and complete list of all other employee welfare, health, life, disability, pension, profit sharing, deferred compensation or other benefit plan maintained by Seller for each Employee at any time within two years of the date hereof.

                  6.1.23 BROKERS' AND FINDERS FEES. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                  6.1.24 MATERIAL INFORMATION. Seller has no knowledge of any material inaccuracies or omissions contained in the studies, reports, exhibits, schedules, or other written information delivered or made available to Buyer by Seller in connection with the Assets or the Business and pursuant to the terms of this Agreement. Seller does not know of any material issue, fact or circumstance with respect to the Assets or the Business which it has not disclosed to Buyer in this Agreement (including any Schedule attached hereto).

         6.2      BUYER.  Buyer represents, warrants and agrees as follows:

                  6.2.1 CORPORATE STATUS. Buyer is a corporation duly organized and in existence under the laws of the State of Georgia and has full power and authority to execute and deliver this Agreement, to purchase and acquire the Assets as herein provided and to assume the Assumed Liabilities hereunder and is duly qualified and licensed to carry on its business as it is now being conducted.

                  6.2.2 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) are permissible under Buyer's articles of incorporation and by-laws, (ii) have been duly and validly authorized by all necessary action by the Buyer's board of directors and shareholders, and (iii) do not and will not result in a breach of or a default under any agreement, license or other obligation binding upon Buyer.

                  6.2.3 BROKERS' AND FINDERS' FEES. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.



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



7.       COVENANTS.

         7.1      COVENANTS OF SELLER.

                  7.1.1 COVENANT NOT TO COMPETE. For a period of five (5) years from the Closing Date, Seller shall refrain from, directly or indirectly, manufacturing, selling or marketing and distributing (or assisting other parties in so doing) within the United States any products or services competitive with the Business.

                  7.1.2 EMPLOYMENT TERMS. Seller shall be responsible for the payment of all accrued compensation and benefits for the Employees up to and including the Closing Date (including payment to Buyer of the cost incurred by Buyer if Buyer is required by law to maintain or extend any employee benefit plan described at Schedule 6.1.22 for any Employee) as well as for the provision of notice to such Employees regarding the availability of continuing health insurance coverage as may be required under Federal or state law.

                  7.1.3 PAYMENT OF CREDITORS. Notwithstanding the requirement of Seller to pay all Trade Payables on or prior to Closing or the requirement that the Purchase Price be adjusted for any such unpaid Trade Payables as set forth in Section 2.2.4, after the Closing Seller shall pay in the normal course any and all valid debts, liabilities and obligations of Seller arising from, out of or in connection with the conduct of the Business or the ownership of the Assets prior to the Closing Date, other than the Assumed Liabilities.

                  7.1.4 CHANGE OF CORPORATE NAME. On or immediately following the Closing Date, Seller shall change its corporate name and terminate all rights and interest in the name Laminating Technologies, Inc., so that such name is available for the sole and exclusive use of Buyer. At Closing, Seller shall present to Buyer evidence satisfactory to Buyer of the same.

                  7.1.5 CONDUCT OF BUSINESS PRIOR TO CLOSING. From the date hereof to the Closing Date, and except to the extent that Buyer shall otherwise consent in writing, Seller shall operate the Business as presently operated and only in the ordinary course, and use its best efforts to preserve intact its good will, reputation and present business organization and to preserve its relationships with persons having business dealings with it. Seller shall notify Buyer prior to entering into any purchase, sale, or other transaction which would negatively impact the value of the Assets.



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8.       INDEMNIFICATION.

         8.1 SURVIVAL. All representations, warranties, covenants, agreements and obligations made or undertaken by Seller or Buyer in this Agreement, or in any document or instrument executed and delivered pursuant hereto or contemplated hereby, are material, have been relied on by Seller or Buyer (as appropriate) and shall survive the Closing hereof for a period of two (2) years and shall not merge in the performance of any obligation by any party hereto. Nothing in this Section 8.1 shall in any way limit Seller's obligations under, or the duration of, Seller's covenant not to compete as set forth in Section 7.1.1.

         8.2 SELLER. Seller will indemnify and hold harmless Buyer, its successors and assigns from, for and against any loss, damage, liability, injury or deficiency (and any and all costs and expenses suffered or incurred by Buyer) resulting from any inaccuracy in any representation or the breach of any warranty made by Seller or any failure of Seller duly to perform or observe any term, provision, covenant, agreement or condition hereunder, including without limitation any debt, obligation or liability which is not specifically assumed by Buyer pursuant to this Agreement and further including without limitation any liabilities or losses resulting from operations of the Business relating to the period prior to the Closing Date (other than with respect to the Assumed Liabilities). Notwithstanding anything to the contrary contained herein, Seller will indemnify and hold harmless Buyer, its successors and assigns from, for and against any loss damage, liability, injury or deficiency (and any and all costs and expenses suffered or incurred by Buyer) resulting from the transport or arranged transport or disposal of any Hazardous Materials to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or the Hazardous Site Inventory pursuant to the Georgia Hazardous Site Response Act or on any other similar federal or state list of sites requiring investigation or remediation.

         8.3 BUYER. Buyer will indemnify and hold harmless Seller, its successors and assigns from, for and against any loss, damage, liability or deficiency (and any and all costs and expenses suffered or incurred by Seller) resulting from any inaccuracy in any representation or the breach of any warranty made by Buyer or any failure of Buyer duly to perform or observe any term, provision, covenant, agreement or condition hereunder.

         8.4 LIMITATIONS. The liability of either party to indemnify the other party for any damages incurred in connection with any breach of any representation, warranty or covenant made by either party in this Agreement shall be limited to the Purchase Price under this Agreement. No damage shall be recoverable hereunder unless the aggregate amount of damages exceeds $10,000; provided, however, that once such threshold is met, the full amount of damages, from the first dollar, shall be recoverable.

         8.5 RULES REGARDING INDEMNIFICATION. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:



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



                  8.5.1 NOTICE. The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Section, stating the nature and basis of said claims and the amounts thereof, to the extent known.

                  8.5.2 DEFENSE OF CLAIM. In the event any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained herein, the action, suit or proceeding shall, upon the written election by the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem reasonably appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense (and not subject to reimbursement under this Section) unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, or (B) such indemnified party shall have reasonably concluded upon advice of counsel and specifically notified the indemnifying party in writing that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained herein, in any of which event the indemnifying party, to the extent made necessary by such defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. In such case only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained herein shall be borne by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is so represented. The indemnifying party shall make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense any such action, suit or proceeding.

                  8.5.3 SETTLEMENTS. The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party.



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9.       MISCELLANEOUS.

         9.1 ADDRESS. All notices, requests, demands and other communications required or permitted hereunder must be in writing and shall be deemed to have been duly given when delivered (including by express mail) or upon being mailed, if mailed by certified or registered mail with postage prepaid, return receipt requested:

Seller:                                      Buyer:

Laminating Technologies Inc.                 Packaging Atlanta Corporation
1160 Hightower Road                          291 North Industrial Parkway
Atlanta, Georgia 30350                       Canton, Georgia 30115
                                             Attn: Pat Haddon

With a Copy to                               With a Copy to:

Shahram Eslami                               James W. King
Schnader Harrison Segal & Lewis, LLP         McCullough Sherrill, LLP
303 Peachtree Street, N.E.                   1409 Peachtree Street, N.E.
SunTrust Plaza, Suite 2800                   Atlanta, Georgia 30309
Atlanta, Georgia 30308


Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by written notice to the other party.

         9.2 MODIFICATION OR AMENDMENTS. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by the party to be charged.

         9.3 FEES AND EXPENSES. Except as otherwise provided in this Agreement, Seller and Buyer each shall pay their own expenses, including the fees and expenses of the counsel and accountants retained by each, incurred in connection with this Agreement, the obligations hereunder, or the transactions contemplated herein.

         9.4 ACCESS TO BOOKS AND RECORDS. After the Closing Date, Buyer will provide Seller with access to the books and records which relate to all of the Assets purchased hereunder and which relate to the Customers and Suppliers for periods prior to the Closing Date, as reasonably requested by Seller in connection with any tax or other liability of Seller related to the Business, and Seller shall provide Buyer with access to the books and records of Seller as reasonably requested by the Buyer.

         9.5 WAIVER. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.


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




         9.6 SUCCESSORS AND ASSIGNS. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. Neither Buyer or Seller shall assign this Agreement without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement to a majority owned affiliate of Buyer without the prior written consent of Seller.

         9.7 SEPARATE COUNTERPARTS. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

         9.8 EXHIBITS AND SCHEDULES. Each fact or statement recited or contained in any exhibit, schedule, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed a representation and a warranty hereunder.

         9.9 FURTHER ASSURANCES. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

         9.10 APPLICABLE LAW. This Agreement shall, in all respects, be governed by the laws of the State of Georgia applicable to agreements executed and to be wholly performed within the State of Georgia.

         9.11 ENTIRE AGREEMENT. This Agreement, together with any related documents referred to in this Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety.




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



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

BUYER:                                  SELLER:

PACKAGING ATLANTA CORPORATION           LAMINATING TECHNOLOGIES, INC.


BY:     /s/ James P. Haddon             BY:    /s/ Michael E. Noonan
   --------------------------------        --------------------------------



NAME:   James P. Haddon                 NAME:  Michael E. Noonan
     ------------------------------          ------------------------------



TITLE:  President                       TITLE: Chairman, President, C.E.O.
      -----------------------------           -----------------------------



DATE:   April 26, 1999                  DATE:  April 26, 1999
     ------------------------------          ------------------------------

                    MARSHALL & STEVENS
           [Logo]   I N C O R P O R A T E D
                    -----------------------------------
                    Valuation and Financial Consultants


May 3, 1999                                         File Reference: 40-1285



Board of Directors
Laminating Technologies, Inc.
1160 Hightower Trail
Atlanta, GA 30350-2910


Gentlemen:


We have been asked to render an opinion (the "Opinion") with respect to the fairness, from a financial point of view, to the shareholders (the "Shareholders") of Laminating Technologies, Inc. (the "Company") of the proposed sale of the operating assets of Laminating Technologies, Inc. to Packaging Atlanta Corporation (the "Buyer"). The sales price for the assets is calculated based on a percentage of various asset categories, as follows:

                    Accounts Receivable (up to $160,000)  80%
                    Inventory, including excess A/R       50%
                    Property, Plant and Equipment         50%

The calculated purchase price as of March 31, 1999 would be $477,890 or 55.6% of the asset book value. This is the basis for our fairness opinion regarding this transaction.

The agreement provides for the purchase by the Buyer of all account receivable, inventories, equipment and intangible assets, including customer contracts and patents used by the Company in the conduct of its business.

In the course of our analyses for rendering this opinion, we have:

     1.   Reviewed the Asset Purchase Agreement dated April, 1999;

     2. Reviewed Laminating Technologies annual reports to shareholders and Annual Reports on Form 10-KSB for the fiscal years ended March 31, 1997 and 1998; its Quarterly Report Form 10-QSB for June 30, 1998; summary internal financial reports as of September 30, 1998 and December 31, 1998;

     3. Reviewed certain operating and financial information, including financial projections, provided to us by the Company's management relating to the Company's business and prospects;

     4. Met with certain members of Laminating Technologies, Inc.'s senior management to discuss the Company's history, financial performance and future prospects;

Board of Directors
Laminating Technologies, Inc.
May 3, 1999
Page 2



     5.   Reviewed the asset listing provided by the Company;

     6. Investigated the value of the intangible and intellectual property owned by the Company, including its patented process.

     7.   Performed a valuation analysis of the Company's business enterprise;

     8. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.


We have based our conclusion on a comparison of the purchase price of the assets with a hypothetical going concern valuation of the Company. In addition we reviewed the trading price of the stock, adjusted for the value of the liquid assets, not included in the sale, and determined that the price offered exceeds the standalone fair market value of the business operation.

In the course of our review, we have relied upon and assumed the accuracy of the financial and other information provided to us. We do not assume any responsibility for the information or projections provided to us. We have relied upon the assurances of the management of the "Company" that they are unaware of any facts that would make the information provided to us incomplete or misleading. Our opinion is necessarily based economic, market and other conditions, and the information made available to us as of the date hereof. This opinion does not address the "Company's" underlying decision to effect the sale of the assets.

It is understood that this letter is intended solely for the benefit and use of the Board of Directors of Laminating Technologies, Inc. and is subject to the attached Assumptions and Limiting Conditions.

Based on the above referenced reviews and analyses, it is our opinion that the sale of the assets as presented in the asset purchase agreement is fair, from a financial point of view, to the shareholders of Laminating Technologies, Inc.

We are independent of the management of the "Company" and have no current or anticipated financial interest in either the "Company" or the "Buyer". Our compensation is not contingent on the results of our analysis.

Very truly yours,

/s/ Marshall & Stevens Incorporated
-----------------------------------
Marshall & Stevens Incorporated

ASSUMPTIONS AND LIMITING CONDITIONS


DATE OF OPINION

     We assume no responsibility for economic or physical factors occurring subsequent to the date of value which may affect the opinions reported.

NON-APPRAISAL EXPERTISE

     No opinion is intended to be expressed for matters which require legal or specialized expertise, investigation, or knowledge, beyond that customarily employed by us.

INFORMATION AND DATA

     Information supplied by others that was considered in this analysis is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the opinion herein reported based upon consideration of additional or more reliable data that may become available subsequent to the issuance of this report.

MANAGEMENT

     The opinions expressed herein assume the continuation of prudent management policies over whatever period of time is deemed reasonable and necessary to maintain the character and integrity of the subject business enterprise.

PURPOSE

     All opinions are presented as Marshall & Stevens Incorporated's considered opinion based on the facts and data obtained during the course of the investigation. This opinion has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

UNEXPECTED CONDITIONS

     We assume there are no hidden or unexpected conditions associated with the subject property that might adversely affect our opinion. Further, we assume no responsibility for changes in market conditions.

FEE

     The fee established for the formulation and reporting of these conditions had not been contingent upon the results of our analysis.

FUTURE EVENTS

     The reader is advised that this opinion is heavily dependent upon future events with respect to industry performance, economic conditions, and the ability or lack there of for certain product lines and business divisions to meet certain performance levels. The operating projections are deemed to be reasonable and valid at the date of this appraisal; however, there is no assurance or implied guarantee that the assumed facts and circumstances will actually occur.

PROXY                    LAMINATING TECHNOLOGIES, INC.

                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE   , 1999

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of Laminating Technologies, Inc. (the "Company") hereby appoints Robert L. Dover and Shirley A. Pigg, or either of them with full power of substitution, attorneys and proxies of the undersigned to vote at the
Special Meeting of Stockholders of the Company to be held on         , June   ,
1999 at 11:00 a.m., local time, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote, in accordance with the following instructions.

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting. This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the Proxy will be voted "FOR" the proposed sale.

Please mark your votes as in this example:  [X]

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

1. Proposal to adopt and approve (i) the Asset Purchase Agreement, dated as of April 26, 1999, by and between Packaging Atlanta Corporation, a Georgia corporation and the Company, and approve the sale of substantially all of the operating assets of the Company as described therein, and in connection with such sale to change the name of the Company to "LTI Holdings, Inc." (the "Proposed Sale").

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

                       (To be Signed On The Reverse Side)

                            (Backside of Proxy Card)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSED SALE. THIS PROXY WILL ALSO BE VOTED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

                                           PLEASE VOTE, SIGN, DATE AND RETURN
                                           THIS PROXY CARD PROMPTLY USING THE
                                           ENCLOSED ENVELOPE.

                                           Date:            Signature
                                                -----------          -----------

                                           Date:            Signature
                                                -----------          -----------

                                           NOTE: Please sign exactly as name
                                                 appears hereon. Joint owners
                                                 should each sign. When signing
                                                 as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such.